UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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STERLING CONSTRUCTION COMPANY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

Date:	Wednesday, May 8, 2019

Time:	8:30 a.m., local time

Place:	1800 Hughes Landing Boulevard Suite 250 The Woodlands, Texas 77380

Purpose:	(1) To elect the eight director nominees named in the accompanying proxy statement;

(2) To approve, on an advisory basis, the compensation of our named executive officers;

(3) To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2019;

(4) To adopt the 2019 Employee Stock Purchase Plan; and

(5) To transact such other business as may properly come before the annual meeting.

Record Date:	Only stockholders of record as of the close of business on March 19, 2019 are entitled to notice of and to attend or vote at the annual meeting.

Proxy Voting:	It is important that your shares be represented at the annual meeting whether or not you are personally able to attend. Accordingly, after reading the accompanying proxy statement, please promptly submit your proxy and voting instructions as described on the proxy card.

By Order of the Board of Directors.

Richard E. Chandler, Jr.
Executive Vice President,
General Counsel & Secretary

March 26, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2019.

This proxy statement and the Company’s 2018 annual report to stockholders are available at

http://www.astproxyportal.com/ast/04770/

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Proxy Statement Summary

This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before submitting voting instructions for your shares. For more information regarding our 2018 financial and operational performance, please review our 2018 annual report to stockholders (“2018 annual report”). The 2018 annual report, including financial statements, is first being made available to stockholders together with this proxy statement on or about March 26, 2019.

2019 Annual Meeting of Stockholders

Time and Date:	8:30 a.m., local time, Wednesday, May 8, 2019

Place:	1800 Hughes Landing Boulevard Suite 250 The Woodlands, Texas 77380

Record Date:	March 19, 2019

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director position and one vote for each of the other proposals to be voted on at the annual meeting.

Agenda and Voting Recommendations

Item	Description	Board Vote Recommendation	Page

1	Election of eight director nominees	FOR each nominee	14

2	Advisory vote to approve the compensation of our named executive officers	FOR	37

3	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2019	FOR	40

4	Adoption of the 2019 Employee Stock Purchase Plan	FOR	41

Corporate Governance Highlights

We are committed to strong and effective governance practices that promote and protect the interests of our stockholders. Our commitment to good corporate governance is illustrated by the following highlights:

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Director Nominees Overview

Name	Age	Director Since	Independent	Principal Occupation
Roger A. Cregg	62	N/A	✓	Director of Comerica Incorporated
Joseph A. Cutillo	53	2017	X	Chief Executive Officer of Sterling Construction Company, Inc.
Marian M. Davenport	65	2014	✓	Director of Genesys Works – Houston
Raymond F. Messer	71	2017	✓	Chairman Emeritus of Walter P Moore
Dana C. O’Brien	51	2019	✓	Senior Vice President and General Counsel of CenterPoint Energy(*)
Charles R. Patton	59	2013	✓	Executive Vice President — External Affairs of American Electric Power Company, Inc.
Milton L. Scott	62	2005	✓	Chairman of the Board of Sterling Construction Company, Inc. & Chairman of the Board of Directors and Chief Executive Officer of Tagos Group, LLC
Thomas M. White	61	2018	✓	Executive Chairman of Cardinal Logistics Management Corporation
(*)

As publicly-announced, effective April 2, 2019, Ms. O’Brien will resign from her positions with CenterPoint Energy and will join The Brinks Company (NYSE: BCO) as Senior Vice President and General Counsel effective April 15, 2019.

Board Diversity

Board Gender Diversity

25%
Women
Men

25% of Director Nominees are Women

50%
Women or Racially / Ethnically Diverse

50% of Director Nominees are Women or Racially / Ethnically Diverse

Board Racial / Ethnic Diversity

25%
Racially / Ethnically Diverse

25% of Director Nominees are Racially / Ethnically Diverse

Board Independence

7
1
Independent
Non-Independent

Seven of Eight Director Nominees are Independent

Board Tenure

5
2
1
4 Years or Less
5-10 Years
More Than 10 Years

Average Board Tenure: ≈ 4 Years

Director Age

4
3
1
50s
60s
70s

Average Age of Director Nominees: ≈ 61

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2018 Performance Highlights

The financial improvements reflect progress in delivering our multi-year strategy to solidify the base, grow high margin products and expand into adjacent markets. Our strategic element to solidify the base of the heavy civil construction business focuses on cost reductions, remaining disciplined at the bid table, monitoring pricing at the time of bid, and executing the projects to expectations. The strategy element to grow high margin products is reflected in the increasing percentage of backlog of non-heavy highway projects. Finally, expansion of the residential business, as well as other acquisition opportunities will lead to further expansion into adjacent markets. Overall, the execution of our strategy led to improved operating income of $42.6 million in 2018 compared to operating income of $26.2 million in 2017.

Executive Compensation Highlights

During the last few years, we have made several key enhancements to our executive compensation programs:

We are committed to developing and maintaining executive compensation practices that enhance the performance of the Company and long-term value for its stockholders.

What We Do:		What We Don’t Do:

✓	Executive Incentive Program contains both short term and long term incentive awards.	X	No Tax Gross-Ups: We do not provide any tax gross ups to our executive officers.

✓	Executive Incentive Program Awards based on performance: Awards under our executive incentive programs are based on the achievement of specific performance metrics.	X	Anti-Hedging Policy: We prohibit our executive officers from entering into hedging arrangements with respect to our securities.

✓	Retention of Independent Compensation Consultant as Necessary.	X	Anti-Pledging Policy: We prohibit our executive officers from pledging our securities.

✓	Stock Ownership Guidelines applicable to executive officers.	X	No Guaranteed Bonuses: We do not guarantee bonus payments to our executive officers.

✓	Clawback Policy: The Company has a clawback policy applicable to awards under our cash and equity incentive programs.	X	No Credit for Unvested Performance Shares under our stock ownership guidelines applicable to executive officers.

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Corporate Governance

Board Governance Guidelines; Ethics and Business Conduct Policy

We are committed to strong and effective governance practices that promote and protect the interests of our stockholders. Our board governance guidelines, along with the charters of the standing committees of our board, provide the framework for the governance of the Company and reflect the board’s commitment to monitor the effectiveness of policy and decision making at both the board and management levels. Our board governance guidelines and our code of business conduct are available at www.strlco.com under Investor Relations-Board Governance and –Code of Business Conduct, respectively. Both are available in print to any stockholder who requests a copy. Amendments to or waivers of our code of business conduct granted to any of our directors or executive officers will be published promptly on our website. Such information will remain on our website for at least 12 months.

Board Composition and Leadership Structure

Our board has the primary responsibility of oversight of the management of our business and affairs. Our current board of directors consists of eight members, seven of whom have been determined by our board to be independent. Mr. Cutillo, our chief executive officer, is our only non-independent director. Our board of directors recognizes the importance of having a strong independent board leadership structure to ensure accountability and to provide effective oversight of management.

Milton L. Scott serves as our chairman of the board of directors with responsibilities that include: (1) presiding at meetings of the board and executive sessions of its independent directors; (2) presiding at the annual meeting of stockholders; (3) serving as a liaison between the independent directors and senior management; (4) approving the agendas for board meetings; and (5) calling meetings of the independent directors. The board of directors believes that the separation of the roles of chairman and chief executive officer, as required by our board governance guidelines, continues to be the appropriate leadership structure for the Company at this time. The board believes this structure provides an effective balance between strong company leadership and appropriate safeguards and oversight by independent directors.

Board and Committee Independence; Financial Experts

On the basis of information solicited from each director, and upon the advice and recommendation of the corporate governance and nominating committee, our board of directors annually determines the independence of each of our then-current directors in connection with the nomination process. Further, in connection with the appointment of any new director to the board during the year, our board of directors makes the same determination. In making these determinations, our board, with assistance from the Company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the Company and management. In its review of director independence, our board and legal counsel considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the Company or management.

Our board of directors has determined that each of our director nominees (other than Mr. Cutillo) has no material relationship with the Company and is independent as defined in the director independence standards of NASDAQ listing standards, as currently in effect. Further, our board of directors has determined that each of the members of the audit, compensation and talent development and corporate governance and nominating committees has no material relationship with the Company and satisfies the independence criteria (including the enhanced criteria with respect to members of the audit and compensation and talent development committees) set forth in the applicable NASDAQ listing standards and SEC rules. In addition, our board of directors has determined that each of Messrs. Scott and White qualifies as an “audit committee financial expert,” as such term is defined by the rules of the SEC.

Director Nominees Experience and Skills Matrix

The following table notes the breadth and variety of experience and skills that each of our director nominees brings to the Company and which enable the board to provide insightful leadership to the Company to advance its strategies:

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Director Nominees Experience and Skills Matrix
CEO or other Senior Executive Experience

Experience in senior leadership positions provides our board with practical insights in developing and implementing business strategies, maintaining effective operations and driving growth, so that we may achieve our strategic goals.

8 of 8 director nominees
Construction Industry Experience	Industry expertise and experience in construction allows the board to develop a deeper understanding of our key business, its operations and key performance indicators in a competitive environment.	3 of 8 director nominees
Financial, Accounting or Financial Reporting

Experience as an accountant, auditor, financial expert or other relevant experience is critical to allowing the board to oversee the preparation and audit of our financial statements and comply with various regulatory requirements and standards.

5 of 8 director nominees
Other Public Company Board Experience

Directors who serve or have served on the boards of other public companies understand the responsibilities of a public company and board and can provide insight on issues commonly faced by public companies gained from this experience.

4 of 8 director nominees
Capital Markets & Banking Experience

Experience overseeing investments and capital market transactions provides the board with critical background, knowledge and skills that enhance the Company’s ability to raise capital to fund its business.

3 of 8 director nominees
Legal & Regulatory Compliance Experience

Experience in the legal field or in regulated industries provides the board with knowledge and insights in complying with government regulations and legal obligations, as well as identifying and mitigating legal and compliance risks.

4 of 8 director nominees
Human Resource Management

Experience in human resources and executive compensation helps the board and the Company identify, recruit, retain and develop key talent and to grow diversity of personnel at all levels throughout the Company.

6 of 8 director nominees
Risk Management & Oversight

Experience overseeing complex risk management allows the board to pre-emptively identify, assess and mitigate key risks and to design and implement risk management practices to protect shareholder value.

3 of 8 director nominees
Corporate Strategy & Business Development

Corporate strategy and business development experience enhances the board’s ability to develop innovative solutions, including our business and strategic plans, and to drive growth in our competitive industry.

8 of 8 director nominees
Corporate Governance & Ethics

Directors with experience implementing governance structures and policies provide an understanding of best practices and key issues, enhancing our ability to maintain good governance and to execute new key governance initiatives.

6 of 8 director nominees
Independence

Directors who are “independent” under the rules of the SEC, listing exchanges and other entities allow the board to provide unbiased oversight over the Company and to implement governance practices with integrity and transparency.

7 of 8 director nominees

Board Diversity, Tenure and Refreshment

We believe the Company’s director recruitment and nominations process demonstrates its continued focus on gender and racial diversity, as well as helps to ensure a diversity of skills, experience and tenure on our board, which further promotes and supports the Company’s long-term strategic goals.

Board Diversity

Although we do not have a formal diversity policy, we continue to focus on diversity as an important factor in determining the composition and make-up of the board and board diversity is a consideration in making nominee recommendations and filling board vacancies. During the recruitment and evaluation of the suitability of current directors and potential director-nominees, the corporate governance and nominating committee considers the diversity of directors and nominees as one consideration among many. To achieve diversity among directors, the corporate governance and nominating committee considers a number of demographics, including, but not limited to, race, gender, ethnicity, culture, nationality and age to continue developing a board that reflects diverse backgrounds, viewpoints, experience, skills and expertise. The addition of new directors over the past two years (as discussed in more detail below under “—Board Tenure and Refreshment”) has increased the diversity of our board, including the gender, experience and skills diversity of our board.

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Board Tenure and Refreshment

Since 2017, we have added four new directors, all of whom are standing for reelection at the meeting. Specifically, we have added two independent directors to our board since our last annual meeting of stockholders. On July 31, 2018, the board appointed Thomas M. White to serve as a director effective immediately. On December 12, 2018, the board appointed Dana C. O’Brien to serve as a director effective January 1, 2019. In addition, at this year’s annual meeting of stockholders, we have included Roger A. Cregg as a director nominee. If elected to the board, Mr. Cregg will bring experience in residential housing construction, as well as other additive skills to the board, including but not limited to, financial and accounting expertise, and public company executive management and leadership experience. The average tenure of our director nominees is approximately 4 years and the average age is approximately 61. As part of its board recruitment and refreshment process, the board will continue to seek to appoint new directors who complement the diversity, skills and expertise of the board. As mentioned above, gender and racial/ethnic diversity will remain an important factor for the board in its director recruitment and refreshment efforts.

Board and Committee Meeting Attendance

Our board of directors held a total of seven meetings during 2018. During 2018, each director participated in more than 75% of the total number of meetings of our board and meetings of each committee on which such director served. Mr. White joined our board effective July 2018 and Ms. O’Brien joined our board effective January 2019.

We expect our directors to attend the annual meetings of our stockholders. Our company policy is to schedule a regular meeting of the board of directors on the same day as the annual meeting of stockholders so that directors can attend the annual meeting without the Company incurring the extra travel and related expenses of a separate meeting. All of our directors attended our 2018 annual meeting of stockholders.

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Board Committees

To provide for effective direction and management of our business, our board has established three standing committees: an audit committee, a compensation and talent development committee (referred to as the “compensation committee” in most instances hereinafter) and a corporate governance and nominating committee (referred to as the “governance/nominating committee” in most instances hereinafter). Each of the audit, compensation and governance/nominating committees are composed entirely of independent directors. Each committee operates under a written charter adopted by our board. All of the committee charters are available on our website at www.strlco.com under Investor Relations–Corporate Governance and are available in print upon request. The following table identifies the current committee members.

Name of Director(1)	Audit Committee(2)	Compensation and Talent Development Committee	Corporate Governance and Nominating Committee(2)

Marian M. Davenport	✓	Chair	--

Raymond F. Messer	--	✓	Chair

Dana C. O’Brien(3)	✓	--	✓

Charles R. Patton	--	✓	✓

Richard O. Schaum(4)	✓	✓	--

Milton L. Scott	Chair	--	✓

Thomas M. White	✓	✓	✓

(1)	As a non-independent director, Mr. Cutillo does not serve as a member of any committee of the board, all of which are composed entirely of independent directors.

(2)	Maarten D. Hemsley served as a member of the audit and governance/nominating committees during 2018 until his retirement on July 31, 2018.

(3)	Dana C. O’Brien joined the audit and governance/nominating committees effective January 2019 in connection with her appointment to the board.

(4)	Richard O. Schaum will retire as a director in conjunction with the annual meeting.

Audit Committee

The audit committee assists the board in fulfilling its oversight responsibilities related to (1) the effectiveness of the Company’s internal control over financial reporting; (2) the integrity of the Company’s financial statements; (3) the qualifications and independence of the Company’s independent registered public accounting firm; (4) the evaluation of the performance of the Company’s independent registered public accounting firm; and (5) the review and approval or ratification of any transaction that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934 (the Exchange Act). Please refer to the “Audit Committee Report” included in this proxy statement for more information. The audit committee held five meetings in 2018.

Compensation and Talent Development Committee

The compensation committee assists the board in fulfilling its oversight responsibilities by (1) discharging the board’s responsibilities relating to the compensation of our executive officers; (2) administering our cash-based and equity-based incentive compensation plans; and (3) overseeing the Company’s talent development strategy. Please refer to “Compensation and Talent Development Committee Procedures” included in this proxy statement for more information. The compensation committee held 14 meetings in 2018.

Corporate Governance and Nominating Committee

The governance/nominating committee assists the board in fulfilling its oversight responsibilities by (1) identifying, considering and recommending to the board qualified candidates for directorship; (2) monitoring the composition of the board and its committees and making recommendations to the board on the membership of the committees; (3) maintaining our board governance guidelines and recommending to the board any desirable changes; (4) evaluating the effectiveness of the board and its committees; (5) with input from the chair of our compensation committee, determining

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the compensation of our directors; and (6) addressing any related matters required by the federal securities laws or The NASDAQ Stock Market LLC (“NASDAQ”). The governance/nominating committee held four meetings in 2018.

Compensation and Talent Development Committee Procedures

The compensation committee has the sole authority to set annual compensation amounts and annual incentive plan criteria for our executive officers, evaluate the performance of our executive officers, and make awards to our executive officers under our incentive plans and programs. The compensation committee also reviews, and when appropriate, recommends to the board any proposed plan or arrangement, including employment agreements, providing for incentive, severance, retirement, change-in-control or other compensation to our executive officers. The compensation committee oversees our assessment of whether our compensation policies and practices are likely to expose the Company to material risks.

In exercising its authority and carrying out its responsibilities, the compensation committee meets to discuss the structure of executive compensation, proposed employment agreements, severance arrangements, salaries, cash and equity incentive awards, and the achievement and the setting of financial and individual performance goals on which executive incentive compensation is based, using information circulated in advance of the meeting by the chair of the compensation committee. The compensation committee may delegate any of its responsibilities to one or more members of the committee, except to the extent such delegation is prohibited by law, rules and regulations of the SEC or the listing standards of NASDAQ. When the compensation committee discusses an executive officer’s compensation, he or she is not permitted to be present.

The compensation committee engaged an independent executive compensation consultant to advise the compensation committee on matters related to executive compensation. Please refer to the section titled “Executive Officer Compensation—Compensation Discussion and Analysis” for more information related to the independent executive compensation consultant.

Compensation and Talent Development Committee Interlocks and Insider Participation

During 2018, Ms. Davenport and Messrs. Messer, Patton, Schaum and White served as members of our compensation committee. None of the members of the compensation committee is or has been an executive officer of our company. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as one of our directors or as a member of our compensation committee during 2018.

Board Evaluation Process

The governance/nominating committee is responsible for overseeing the annual performance evaluation of the board. Annually, each director completes an evaluation of the full board and each committee upon which the director serves. This board evaluation process is intended to provide each director with an opportunity to evaluate performance for the purpose of improving board and committee processes and effectiveness. The detailed questionnaire seeks quantitative ratings and subjective comments in key areas of board practices, and asks each director to evaluate how well the board or the committee, as applicable, operates and to make suggestions for improvements. Replies are anonymous and are collected and summarized by the chair of the governance/nominating committee. The summary is then discussed by the independent directors in an executive session held for such purpose. In addition, the chair of the governance/nominating committee conducts one-on-one interviews with each director to solicit additional feedback on the overall operation of the board and its committees, as well as specific feedback on the effectiveness of individual directors. The board chair or the chair of the governance/nominating committee discusses the individual feedback with each board member. Any areas of board or committee performance that are identified as needing improvement or change are considered by the governance/nominating committee, which then makes a recommendation to the board on the matter.

Board’s Role in Oversight of Risk Management

Our board of directors as a whole is responsible for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report to the full board. In its risk oversight role, our board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our board performs this function, including (i) receiving management updates on our business operations, financial results and strategy and discussing risks related to the business at each regular board meeting, (ii) receiving reports on all significant committee activities at each regular board meeting and (iii) evaluating the risks inherent in significant transactions as applicable.

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Throughout the year, the board of directors receives briefings and assessments of the Company’s risks as they relate to:

• safety	• crisis management	• cybersecurity/information technology

• compensation	• strategic planning	• succession planning

• talent development and management	• enterprise risk assessment

Our board believes that full and open communication between executive management and our board is essential to effective risk oversight. Our chairman meets regularly with executive management to discuss a variety of matters including business strategies, opportunities, key challenges and risks facing the Company, as well as enterprise risk assessment and risk mitigation strategies. Executive management attends all regularly scheduled board meetings where they make presentations to our board on various strategic matters involving our operations and are available to address any questions or concerns raised by our board on risk management or any other matters. Our board of directors oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of the Company’s business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals. The board’s involvement in the strategic planning process is a critical part of the assessment of the risks that impact our strategic goals and the management of those risks as they develop. The board holds annual strategic and succession planning sessions to discuss, among other things, the utilization and development of talent and management succession. In 2018, this process led to our hiring a chief talent officer, effective January 2019, to assist the board and the compensation committee in their oversight over the development and management of the Company’s key talent and senior management.

Each standing committee of the board of directors assists the board in fulfilling its risk oversight responsibility. The chart below provides an overview of the allocation of risk oversight responsibilities among the board committees.

The audit committee assists our board in fulfilling its oversight responsibilities with respect to certain areas of risk. The audit committee is responsible for reviewing and discussing with management and our independent registered public accounting firm any guidelines and policies relating to risk assessment and risk management, and the measures management has taken to monitor, control and minimize the Company’s major financial risk exposures. The audit committee also discusses with our independent registered public accounting firm the results of their processes to assess risk in the context of its audit engagement. The audit committee also assists our board in fulfilling its oversight responsibilities by monitoring the effectiveness of the Company’s internal control over financial reporting and legal and regulatory compliance. Our independent registered public accounting firm meets regularly in executive session with the audit committee. The audit committee regularly reports on these matters to the full board. Finally, in furtherance of its risk oversight responsibility, the audit committee provides for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting, auditing and any other matters. These submissions are collected by an independent organization specializing in those services, and are conveyed to the chair of the audit committee, our chief compliance officer, and our general counsel.

The compensation committee assists our board in fulfilling its oversight responsibilities with respect to the Company’s assessment of whether its compensation policies and practices are likely to expose the Company to material risks, including the Company’s compensation of executives and incentive compensation awarded to officers. In addition, in consultation with management, the compensation committee is responsible for overseeing the Company’s compliance with regulations governing executive compensation. The compensation committee also oversees the management and

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development of the Company’s talent and the succession plan for key senior management positions, which we consider a critical asset of the Company. In 2018, we hired a chief talent officer, effective January 2019, who reports directly to the Company’s chief executive officer, and assists the compensation committee with managing and developing the Company’s talent. The chief talent officer will provide valuable assistance to the compensation committee and the board in its oversight of our strategy to recruit, train and retain a world-class workforce.

The governance/nominating committee assists our board in fulfilling its oversight responsibilities with respect to the management of risks associated with our board leadership structure, including committee appointments, size of board and nomination of board members, and corporate governance matters. The governance/nominating committee addresses some of its risk oversight responsibilities by identifying and recommending for nomination well-qualified independent directors, periodically reviewing of our board governance guidelines, and conducting annual board self-evaluations and individual director evaluations (through the chair of the committee).

In addition, the governance/nominating committee reviews and discusses with management and the board the CEO succession plan. The governance/nominating committee, in consultation with management and the board periodically reviews and updates its CEO succession plan. Furthermore, the committee is responsible for developing and maintaining procedures to address emergency CEO succession planning in extraordinary circumstances, which mitigates the disruption and loss of continuity to our business and operations during a transition period.

Director and Executive Officer Stock Ownership Guidelines

In January 2018, our board of directors revised the stock ownership guidelines applicable to our non-employee directors and our executive officers. The board of directors believes that it is in the best interests of the Company and its stockholders that directors and executive officers have a meaningful proprietary stake in the Company so that their interests are aligned with the interests of stockholders. The stock ownership guidelines are administered by the governance/nominating committee.

Under our stock ownership guidelines, (i) each non-employee director is expected to acquire and maintain ownership of our common stock valued at five times his or her annual cash retainer, which is currently $75,000, (ii) our chief executive officer is expected to acquire and maintain ownership of our common stock valued at five times his or her base salary, and (iii) each of our other executive officers is expected to acquire and maintain ownership of our common stock valued at three times his or her base salary. The value of the shares is based on the greater of the then current market price or the grant date fair value. Shares of our common stock owned individually or jointly, shares held by members of the director or executive’s immediate family or by a trust for the director or executive or his or her immediate family, as well as shares subject to unvested restricted stock and restricted stock units are counted for purposes of the stock ownership guidelines.

As of March 19, 2019, all of our current non-employee directors except Ms. O’Brien and Messrs. Messer and White exceeded their target ownership levels. Under the stock ownership guidelines, directors have five years from the date of appointment or election to comply with the stock ownership guidelines. Mr. Messer was first elected to the board at the 2017 annual meeting, Mr. White was first appointed to the board in July 2018 and Ms. O’Brien was first appointed to the board effective January 2019. Since each of Ms. O’Brien and Messrs. Messer and White is required to reach their stock ownership target within five years from the date of election, each of these directors is currently in compliance with the guidelines. Our executive officers have five years from the date of their respective appointments or from January 17, 2018, the date upon which the guidelines were revised, whichever is later, to attain their required ownership levels. Since all of our executive officers have all been in their respective positions with the Company for less than five years, each has until January 17, 2023 to reach his target ownership level and, thus, each of our executive officers is currently in compliance with the guidelines. For more information regarding the stock ownership guidelines applicable to our executive officers, see “Compensation Discussion and Analysis.”

Consideration of Director Nominees

In evaluating nominees for membership on our board of directors, the governance/nominating committee has not specified any minimum qualifications for serving on the board, but seeks to achieve a board that is composed of individuals who have experience that is relevant to the needs of the Company, who have a high level of professional and personal integrity, who have the ability and willingness to work cooperatively with other members of our board and with senior management, and who contribute to the cognitive diversity of the board taking into account many factors, including business experience, public sector experience, professional training, public and private offices held, geographical representation, race, gender and age, among other considerations. Experience in the construction industry and in one or more of engineering, transportation, finance and accounting, corporate governance, senior management, and public sector matters are considered particularly valuable. An independent director candidate is expected to be committed to

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enhancing stockholder value, and to have sufficient time to carry out the duties of a director, both on the full board and on one or more of its standing committees. In selecting nominees, the governance/nominating committee will seek to have a board of directors that represents a diverse range of perspectives and experience relevant to the Company. The governance/nominating committee will also evaluate each individual in the context of our board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using his or her diversity of experience in these various areas. In determining whether to recommend a director for re-election, the governance/nominating committee will also consider the director’s age, tenure, past attendance at meetings and participation in and contributions to the activities of our board.

The governance/nominating committee will regularly assess whether the size of our board is appropriate, and whether any vacancies on our board are expected due to retirement or otherwise. In addition, the governance/nominating committee periodically assesses the experience, qualifications, attributes and skills of the independent directors to determine if there are gaps that the board should seek to fill. In the event that vacancies are anticipated, or otherwise arise, the governance/nominating committee will consider various potential candidates, who may come to the governance/nominating committee’s attention through professional search firms, stockholders or other persons. Alternatively, the governance/nominating committee may recommend a reduction in the size of the board. Each candidate brought to the attention of the governance/nominating committee, regardless of who recommended such candidate, will be considered on the basis of the criteria set forth above.

In accordance with its charter, the governance/nominating committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates for consideration by the governance/nominating committee by submitting the names and supporting information to: c⁄o Corporate Secretary, Sterling Construction Company, Inc., 1800 Hughes Landing Blvd. — Suite 250, The Woodlands, Texas 77380.

In addition, our bylaws permit stockholders to nominate candidates for consideration at next year’s annual stockholder meeting. Any nomination must be in writing and received by our corporate secretary at our principal executive offices no later than February 8, 2020. If the date of next year’s annual meeting is moved to a date more than 30 days before or 90 days after the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2020 annual meeting or 10 days following the public announcement of the date of the 2020 annual meeting. Any stockholder submitting a nomination under our bylaws must comply with the requirement provided in the bylaws including providing: (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected); and (b) the name and address (as they appear on the Company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder.

Communications with the Board

Stockholders or other interested parties may communicate directly with one or more members of our board, or the non-employee directors as a group, by writing to the director or directors at the following address: c⁄o Corporate Secretary, Sterling Construction Company, Inc., 1800 Hughes Landing Blvd. — Suite 250, The Woodlands, Texas 77380; or by e-mail to the corporate secretary at: Reports@Lighthouse-Services.com. Each communication should specify the addressee as well as the general topic of the communication. The communication will be forwarded to the appropriate director or directors, unless it is frivolous. If the communication is voluminous, the corporate secretary will summarize it and furnish a summary to the appropriate director or directors.

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Director Compensation

In setting director compensation, we consider the significant amount of time directors dedicate in fulfilling their duties as directors, as well as the skill-level required to be an effective member of our board. We also seek to align the directors’ compensation with our stockholders’ interest by delivering a substantial portion of that compensation in the form of equity-based compensation. The governance/nominating committee reviews the form and amount of director compensation and, with the advice of the chair of the compensation committee, makes recommendations to the full board. We use a combination of cash and equity-based incentive compensation to compensate our non-employee directors, as described below.

In early 2018, the governance/nominating committee engaged Meridian Compensation Partners, LLC (“Meridian”), the board’s independent compensation consultant, to conduct a competitive analysis of non-employee director compensation and evaluate our program in light of the results of its analysis. Meridian analyzed the non-employee director compensation programs of three comparator groups: the Company’s full peer group used to evaluate executive officer compensation (see page 24 for a list of those companies), a subset of the full peer group comprised of peers with revenues below $3 billion, and a general industry survey data for companies with revenues between $500 million and $1 billion. Meridian’s findings indicated that our per director average compensation was below the 25th percentile of the full peer group and approximated the 25th percentile of the general industry survey, noting that the largest discrepancy was the level of equity-based compensation. Following the governance/nominating committee’s review of the report and discussions with Meridian, the committee recommended and the board approved the following changes to our program effective May 1, 2018: a $25,000 increase in the annual board retainer and the elimination of all meeting fees, and a $35,000 increase in the annual target equity award.

Cash Compensation

Effective May 1, 2018, each non-employee director receives an annual fee paid monthly consisting of, as applicable:

•	$75,000 for serving on our board (including the chairman of the board of directors), increased from $50,000;

•	$25,000 for serving as chair of the audit committee (including if performed by the chairman of the board of directors);

•	$15,000 for serving as chair of the compensation committee (unless performed by the chairman of the board of directors);

•	$10,000 for serving as chair of the governance/nominating committee (unless performed by the chairman of the board of directors); and

•	$100,000 for serving as chairman of the board of directors.

Also, each director receives reimbursement for reasonable out of pocket expenses incurred in attending board and committee meetings, as well as investor conferences and education programs attended at the request of the Company. Effective May  1, 2018, we no longer pay meeting fees to our directors.

Equity-Based Compensation

Each non-employee director also receives equity-based compensation under our stockholder-approved stock incentive plan consisting of annual grants of restricted stock. Each year on the day of the annual meeting of stockholders, each non-employee director is awarded shares of restricted stock with an aggregate grant date value of $85,000. The restricted stock vests the day prior to the following year’s annual meeting of stockholders, with potential accelerated vesting in the event that the non-employee director dies or becomes permanently disabled, or in the event there is a qualifying change of control of the Company. Unless otherwise determined by the Board, the restricted stock is forfeited if prior to vesting, the director ceases to be a director for any other reason.

2018 Director Compensation

The table below summarizes the total compensation paid to or earned by our non-employee directors during 2018. The amount included in the “Stock Awards” column reflects the aggregate grant date fair value of the restricted stock, and does not necessarily reflect the income that will ultimately be realized by the director for these stock awards. Mr. Cutillo did not receive any compensation for his service on our board of directors. The compensation paid to Mr.

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Cutillo during 2018 is reflected in the “2018 Summary Compensation” table on page 30.

Name of Director	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Marian M. Davenport	$86,750	$84,998	$171,748
Maarten D. Hemsley(2)	49,833	84,998	134,831
Raymond F. Messer	78,417	84,998	163,415
Dana C. O’Brien(3)	n/a	n/a	n/a
Charles R. Patton	71,583	84,998	156,581
Richard O. Schaum(4)	81,083	84,998	166,081
Milton L. Scott	189,583	84,998	274,581
Thomas M. White(5)	25,000	65,350	90,350

(1)

Amounts reflect the aggregate grant date fair value of the restricted stock, which is valued on the date of grant at the closing sale price per share of our common stock in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, disregarding the effect of forfeitures. On May 2, 2018, the Board approved the award to each non-employee director of restricted shares valued at $85,000 based on the closing price of our common stock on May 2, 2018, the date of the annual meeting. The awards were not effective until May 8, 2018, following the effectiveness of our Form S-8 registering the shares issuable under our new stock incentive plan. Each non-employee director was granted 7,404 shares of restricted stock, which had a grant date fair value of $11.48 per share. As of December 31, 2018, each non-employee director, except Mr. White, had 7,404 shares of restricted stock outstanding. On July 31, 2018, in connection with his appointment to the board, Mr. White was granted 4,866 shares of restricted stock, which had a grant date fair value of $13.43 per share. As of December 31, 2018, Mr. White had 4,866 shares of restricted stock outstanding.

(2)	Maarten D. Hemsley retired from the board effective July 31, 2018.

(3)	Dana C. O’Brien joined our board effective January 1, 2019, thus she did not receive any compensation for 2018.

(4)	Richard O. Schaum will retire as a director in conjunction with the annual meeting.

(5)	Thomas M. White was elected as a director of the Company on July 31, 2018.

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Proposal No. 1: Election of Directors

In accordance with our bylaws, effective as of the annual meeting, our board of directors has fixed the current number of directors at eight. Upon recommendation of our governance/nominating committee, and in furtherance of our board refreshment efforts, our board of directors has nominated Roger A. Cregg, Joseph A. Cutillo, Marian M. Davenport, Raymond F. Messer, Dana C. O’Brien, Charles R. Patton, Milton L. Scott and Thomas M. White to serve as our directors, each until the next annual meeting and election of their successor. All of the nominees are current directors, except for Mr. Cregg. Each nominee has consented to being named as a nominee in this proxy statement and to serve as a director if elected. The persons named as proxies intend to vote your shares of our common stock for the election of each of the director nominees, unless otherwise directed. If, contrary to our present expectations, any of the nominees is unable to serve, the proxy holders may vote for a substitute nominee. The board has no reason to believe that any of the nominees will be unable to serve.

Vote Required to Elect Director Nominees

Under our bylaws, in an uncontested election, our directors are elected by a majority of the votes cast, with the directors receiving more for than against votes being elected. In contested elections where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, with the director nominees who receive the most votes being elected.

As a condition to nomination for election or reelection to the board in an uncontested election, each incumbent director or director nominee submits to the board in advance of the annual meeting an executed irrevocable letter of resignation that is deemed tendered if the director fails to receive the votes required for election or reelection. Such resignation shall only be effective upon acceptance by the board of directors, which effective time may be deferred until a replacement director is identified and appointed to the board.

If an incumbent director fails to achieve a majority of the votes cast in an uncontested election, the governance/nominating committee will make a recommendation to the board of directors on whether to accept or reject the resignation, or whether other action should be taken. The board of directors will act promptly on the governance/nominating committee’s recommendation, considering all factors that the board of directors believes to be relevant, and will publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of the Board of Directors

✔	OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE EIGHT DIRECTOR NOMINEES LISTED BELOW.

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Information about Director Nominees

The table below provides certain information as of March 19, 2019, with respect to the director nominees. The biography of each of the director nominees contains information regarding the person’s business experience, director positions with other public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes and skills that caused our board to determine that the person should be nominated to serve as a director of the Company. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

Roger A. Cregg (Independent)	Age: 62 Director Since: N/A
Director of Comerica Incorporated Board Committees: N/A Other Directorships: • Comerica Incorporated (2006–present) • AV Homes, Inc. (2012-2018)	Mr. Cregg currently serves as a member of the board of directors of Comerica Incorporated, a position he has held since 2006. Mr. Cregg previously served as President and Chief Executive Officer of AV Homes, Inc., a NASDAQ-listed company, from 2012 to 2018, one of the largest premier public homebuilders focused on the development of active adult communities and sales of residences within those communities, in addition to the sale of primary residential communities serving first-time and move-up buyers, prior to it being sold to Taylor Morrison Homes in 2018. Prior to that, Mr. Cregg served as a senior executive and Chief Financial Officer to The Servicemaster Company from 2011 to 2012, PulteGroup, Inc. (NYSE) from 1998 to 2011, the Zenith Electronics Corporation (NYSE) from 1996 to 1998 and Sweetheart Cup Company, Inc. from 1990 to 1996. Mr. Cregg also served on the board of directors of the Federal Reserve Bank of Chicago, Detroit Branch, from 2004 to 2009, including serving as the Chairman of the board in 2006.
Experience, Qualifications, Attributes & Skills

Mr. Cregg is an accomplished and operationally oriented executive who has had a broad range of responsibilities, including having served as a Chief Executive Officer and Chief Financial Officer of public and private companies, along with having served on numerous boards of directors. Mr. Cregg’s public and private company executive management and leadership experience provides the board with demonstrated leadership capability and extensive knowledge of complex financial and operational issues.

Joseph A. Cutillo (Chief Executive Officer)	Age: 53 Director Since: 2017
Chief Executive Officer of Sterling Construction Company, Inc. Board Committees: N/A Other Directorships: N/A	Mr. Cutillo has served as the Chief Executive Officer of the Company since 2017. He joined the Company in October 2015 as Vice President, Strategy & Business Development. In May 2016, he was promoted to Executive Vice President and Chief Business Development Officer. In February 2017, he was promoted to President of the Company and in April 2017 he was promoted to Chief Executive Officer. Prior to joining the Company, Mr. Cutillo was President and Chief Executive Officer of Inland Pipe Rehabilitation LLC, a $200 million private equity-backed trenchless pipe rehabilitation company, from August 2008 to October 2015. Mr. Cutillo also currently serves as a director on the Advisory Board of Commonwealth LNG, LLC, a private, project development company specializing in the development of a liquefied gas facility in Cameron, Louisiana.
Experience, Qualifications, Attributes & Skills

Mr. Cutillo brings to the board his thirty years of managerial experience and a deep understanding of emerging opportunities in heavy civil construction, industrial, and water infrastructure markets. In addition, Mr. Cutillo’s knowledge and understanding of the Company’s operational strategy and organizational structure, together with his operational and leadership experience at various levels of management contribute to the breadth and depth of the board’s deliberations.

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Marian M. Davenport (Independent)	Age: 65 Director Since: 2014
Director, Genesys Works – Houston Board Committees: ✓ Audit ✓ Compensation (Chair) Other Directorships: N/A

Ms. Davenport currently serves on the Board of Directors of Genesys Works – Houston, a nationally-recognized nonprofit organization that trains and employs high school seniors from underserved communities to work as professionals in major corporations, where she has served in such capacity since April 2013. Ms. Davenport was appointed by the Mayor of the City of Houston to the Board of Directors of the Fourth Ward Redevelopment Authority in 2011, where she continues to serve and chairs the Infrastructure Committee. Ms. Davenport served as Executive Director of Genesys Works – Houston, from April 2013 until her retirement in September 2018. Previously, Ms. Davenport served in various executive roles with Big Brothers Big Sisters, a nonprofit organization that provides one-to-one mentoring for children from September 2004 to April 2013. Ms. Davenport was employed by Dynegy Inc., a publicly-traded company in the business of power distribution, marketing and trading of gas, power and other commodities, midstream services and electric distribution from April 1997 to December 2013. She joined Dynegy as Vice President and General Counsel, Commercial Development and rose to the position of Senior Vice President, Legislative and Regulatory Affairs. Ms. Davenport also served as General Counsel to Destec Energy, Inc., a publicly traded electric power supplier, prior to its sale to National Gas Clearing House, the predecessor company to Dynegy.

Experience, Qualifications, Attributes & Skills

Ms. Davenport has 40 years experience in numerous executive level roles and brings to the board her background as a lawyer, with experience in corporate governance and securities compliance, having served as general counsel of a public company. Ms. Davenport gained extensive leadership and managerial experience as an executive in the energy industry while employed with Dynegy, a Fortune 500 company, where she managed the development of large natural gas-fired power plants and played a pivotal role in improving the performance of critical company functions, including human resources. Ms. Davenport’s more recent career in the non-profit sector providing mentoring and workforce development opportunities for disadvantaged youth brings a new perspective and expertise to the Company, which operates in an industry where finding competent candidates for employment at all levels is more and more competitive. In sum, Ms. Davenport’s extensive background in both the for-profit and non-profit sectors brings cognitive diversity to the board and the committees on which she serves.

Raymond F. Messer (Independent)	Age: 71 Director Since: 2017
Chairman Emeritus, Walter P Moore Board Committees: ✓ Compensation ✓ Corporate Governance and Nominating (Chair) Other Directorships: N/A

Mr. Messer is Chairman Emeritus of Walter P Moore, a private international company that provides structural, diagnostic, civil, traffic, parking, transportation, water resources and Intelligent Transportation Systems engineering services, where he previously served as the Director of Design-Build from January 2015 until June 2017 and as President and Chief Executive Officer from 1993 through January 2015. Mr. Messer served on Walter P Moore’s board between April 1986 and April 2015, and served as chairman from June 1998 to April 2015. Prior to that, he served as Manager of Walter P Moore’s Tampa, Florida office from 1984 until he was named President and Chief Executive Officer in 1993. Mr. Messer joined Walter P Moore in November 1981 as the Director of Pre-stressed Concrete Design. In addition, Mr. Messer serves on the boards of Kennedy/Jenks Consultants, a private environmental and water resources engineering company, where he chairs the nominating and compensation committees, and Braun Intertec, a private materials testing and geotechnical engineering firm, where he serves on the compensation/human resources and nominating committees. Mr. Messer has also served in various roles at Exxon Research and Engineering, HNTB Corporation, Bechtel Corporation, and VSL International Ltd.

Experience, Qualifications, Attributes & Skills

Mr. Messer brings to the board over 40 years of practical experience in engineering design, project management and construction, all matters that relate directly to the Company’s construction businesses. During his tenure as President and Chief Executive Officer of Walter P Moore, he acquired leadership, managerial and corporate governance skills that contribute to the board’s industry-specific expertise and ability to fulfill its responsibilities. In addition, the variety of his private and not-for-profit board experience enables him to bring to the Company valuable strategic insights into board matters generally. In October 2018, Mr. Messer was inducted into the National Academy of Construction in recognition of his work advancing design-build construction procedures. Mr. Messer is a Licensed Professional Engineer in Texas, Florida and New York.

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Dana C. O’Brien (Independent)	Age: 51 Director Since: 2019
Senior Vice President and General Counsel of CenterPoint Energy (until April 2019) Board Committees: ✓ Audit ✓ Corporate Governance and Nominating Other Directorships: N/A

Ms. O’Brien has served as the Senior Vice President and General Counsel of CenterPoint Energy since May 2014. CenterPoint Energy is a Fortune 500 Company that includes electric transmission and distribution, natural gas distribution, and energy services operations. At CenterPoint, Ms. O’Brien and her team oversees the company’s legal, regulatory and government affairs, as well as audit services, ethics and compliance, and records management. As publicly-announced, effective April 2, 2019, Ms. O’Brien will resign from her positions with CenterPoint Energy and will join The Brinks Company as Senior Vice President and General Counsel effective April 15, 2019. The Brinks Company is a publicly traded (NYSE: BCO) cash management, secure route-based logistics and payment solutions company. From 2007 to 2014, Ms. O’Brien served as Chief Legal Officer and Chief Compliance Officer for CEVA Logistics, plc., a global provider of contract logistics and freight forwarding services located in the Netherlands and publicly traded on the SIX Swiss Exchange in Switzerland. Prior to that, between 2005 and 2007, she served as General Counsel, Chief Compliance Officer and Secretary of EGL, Inc., which was acquired by CEVA Logistics. Ms. O’Brien also previously served as Associate General Counsel, from 1999 to 2000, and as Vice President, Secretary and General Counsel, from 2001 to 2005 of Quanta Services, Inc., a leading construction and service provider to the energy and utility industries.

Experience, Qualifications, Attributes & Skills

Ms. O’Brien brings to the board her background as a lawyer, with experience in corporate governance and compliance. Ms. O’Brien’s background brings a breadth of leadership, knowledge and legal experience, serving as general counsel of a public company. In 2013, Ms. O’Brien received the Texas General Counsel Forum’s Magna Stella Award for Outstanding General Counsel of a large company. In 2016, Ms. O’Brien was named Best General Counsel of a Large Legal Department and was honored at the Women in Energy Leadership Awards, by the Houston Business Journal. She was also named one of the 50 Most Powerful Women in Oil and Gas by the Oil and Gas Diversity Counsel.

Charles R. Patton (Independent)	Age: 59 Director Since: 2013
Executive Vice President — External Affairs American Electric Power Company, Inc. Board Committees: ✓ Compensation ✓ Corporate Governance and Nominating Other Directorships: N/A

Mr. Patton has served as the Executive Vice President, External Affairs, of American Electric Power Company, Inc., one of the largest electric utilities in the U.S., serving nearly 5.4 million customers in 11 states, since January 2017. In this role, Mr. Patton is responsible for leading American Electric’s customer services, regulatory, communications, federal public policy, North American Electric Reliability Corporation (NERC) compliance and corporate sustainability initiatives. Mr. Patton served as President and Chief Operating Officer of Appalachian Power Company, an electric utility serving approximately one million customers in West Virginia, Virginia and Tennessee from June 2010 until January 2017, As President and Chief Operating Officer of Appalachian Power Company, a unit of American Electric, Mr. Patton was responsible for distribution operations and a wide range of customer and regulatory relationships. From January 2014 through 2016, Mr. Patton served as a director of the Richmond Federal Reserve Bank. From June 2008 to June 2010, Mr. Patton served as Senior Vice President of Regulatory Policy before transitioning to the role of Executive Vice President of American Electric’s Western utilities where he was responsible for oversight of utilities in Texas, Louisiana, Arkansas and Oklahoma. From May 2004 to June 2008, Mr. Patton served as the President and Chied Operating Officer for AEP Texas, serving over one million customers in South and West Texas. From December 1996 to May 2004, Mr. Patton held leadership and executive roles responsible for external affairs in Texas and in the Southwestern region of American Electric Power. Before joining American Electric in December 1995, Mr. Patton spent nearly 11 years in the energy and telecommunications business with Houston Lighting & Power Company and its parent Houston Industries, Inc.

Experience, Qualifications, Attributes & Skills

Mr. Patton brings to the board his extensive experience in the utilities industry and considerable high-level executive and management experience. He has extensive operational experience leading large AEP subsidiaries in all manner of electric utility service delivery and operations, including safety, training and culture. Additionally, Mr. Patton was responsible for the financial performance of each unit that he led. Mr. Patton also has considerable experience in strategic planning, regulatory compliance, communications and government affairs. The breadth of his experiences benefit the board in its deliberations by bringing a unique perspective to the board, its committees and the Company.

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Milton L. Scott (Independent)	Age: 62 Director Since: 2005

Chairman of the Board of Directors of Sterling Construction Company, Inc. & Chairman and Chief Executive Officer of the Tagos Group, LLC

Board Committees:

✓ Audit (Chair)

✓ Corporate Governance and

     Nominating

Other Directorships:

•  W-H Energy Services, Inc.

(2000-2008)

Since 2007, Mr. Scott has served as the Chairman and Chief Executive Officer of the Tagos Group, LLC, which provides expertise in Supply Chain Advisory Services and Anti-Corrosion Technology. Mr. Scott is also Chairman and Chief Executive Officer of TGS Solutions, LLC, a private company that manufactures Corrx, a surface decontamination product that treats and destroys the primary cause of premature coating failures. He is also Chairman of Inea International, Ltd., a private company that manufactures cement products. From October 2012 to November 2013, Mr. Scott served as Chairman and Chief Executive Officer of CorrLine International, LLC, a private company that manufactured CorrX, which was purchased during Chapter 7 bankruptcy proceedings by Tagos in October 2014. Mr. Scott previously served as Managing Director of Complete Energy Holdings, LLC from January 2004 through 2006, a company which he co-founded in 2004 to acquire and operate domestic power generation assets. From March 2003 to January 2004, Mr. Scott served as a Managing Director of The StoneCap Group, an entity formed to acquire and operate power generation assets. From October 1999 to November 2002, he served as Executive Vice President and Chief Administrative Officer at Dynegy Inc., a public company in the business of power distribution, marketing and trading of gas, power and other commodities, midstream services and electric distribution. From July 1977 to October 1999, he was a partner with the Houston office of Arthur Andersen LLP, a public accounting firm, where from 1996 to 1999, he served as partner in charge of the Southwest Region Technology and Communications practice. Mr. Scott was elected chairman of the company’s board of directors in March 2015.

Experience, Qualifications, Attributes & Skills

Mr. Scott brings to the board his many years of experience as an audit partner at a large public accounting firm as well as leadership, managerial and corporate governance skills acquired during his tenure as a senior executive at a Fortune 500 company, and entrepreneurial skills developed through the founding of several companies in the energy service and technology sectors. He has also served as a chief executive officer of private companies and as the lead director at a public company. Mr. Scott’s background and experience enable him to bring to the board and its deliberations a broad range and combination of valuable insights as well as leadership skills, particularly in his role as chairman of the board.

Thomas M. White (Independent)	Age: 61 Director Since: 2018

Executive Chairman of Cardinal Logistics Management Corporation

Board Committees:

✓ Audit

✓ Compensation

✓ Corporate Governance and

     Nominating

Other Directorships:

•  Landauer, Inc.

(2004-2017)

•  Quality Distribution, Inc.

(2007-2013)

•  FTD Group, Inc.

(2006-2008)

Since January 2015, Mr. White has served as the Executive Chairman of Cardinal Logistics Holdings, LLC, which provides dedicated transportation and logistics services, a Centerbridge Partners, LP owned company. From 2007 until 2014, Mr. White served as an Operating Partner for Apollo Global Management L.P., an alternative asset management firm, serving in a variety of interim operating roles (COO and CFO) and board of director positions for its portfolio companies. From 2002 to 2007, Mr. White served as Chief Financial Officer of Hub Group, Inc., a NASDAQ listed company which provides logistics services. Prior to joining Hub Group, Mr. White was an audit partner with Arthur Andersen, which he joined in 1979. Currently Mr. White sits on the privately held boards of JPW Holdings GP LLC, a wholesale distributor of machine tools and equipment and Reddy Ice Holdings, Inc., a manufacturer and distributor of packaged ice products. Previously Mr. White served on the then publicly held boards of Landauer, Inc. (NYSE), FTD Group, Inc. (NASDAQ) and Quality Distribution, Inc. (NASDAQ) in a variety of roles, including Board Chairman and Committee Chairman of audit and compensation committees. In addition he served on the audit committees of the then privately held boards of CEVA Logistics, plc (now listed on the SIX Swiss Exchange) and EVERTEC, Inc., (now listed on the NYSE). Mr. White is a non-practicing Certified Public Accountant.

Experience, Qualifications, Attributes & Skills

Mr. White brings to the board over 35 years of experience in financial and operational management expertise. Mr. White’s high-level management experience provides considerable knowledge and benefits to corporate governance matters and board deliberations. In addition, Mr. White is also a Certified Public Accountant. His extensive background in accounting, finance, operations and strategy experience provides the board with extensive insight as well as leadership skills and provides the board committees with valuable insight, leadership and expertise.

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Stock Ownership of Directors, Director Nominees and Executive Officers

We believe that it is important for our directors and executive officers to align their interests with the long-term interests of our stockholders. We encourage stock accumulation through the grant of equity incentives to our directors and executive officers and through our stock ownership guidelines applicable to our directors and executive officers. See “Corporate Governance—Director and Executive Officer Stock Ownership Guidelines.”

The table below shows the amount of our common stock beneficially owned as of the record date, March 19, 2019, by each of our director nominees, our named executive officers and our current directors and executive officers as a group. Unless otherwise indicated, all shares shown are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Not Subject to Unvested Awards	Number of Unvested Shares of Restricted Stock(1)	Total Number of Shares Beneficially Owned	Percent of Outstanding Shares(2)

Roger A. Cregg	--	--	--	*

Marian M. Davenport	27,443	7,404(3)	34,847	*

Raymond F. Messer	5,257	7,404(3)	12,661	*

Dana C. O’Brien(4)	--	2,716(3)	2,716	*

Charles R. Patton	40,418	7,404(3)	47,822	*

Richard O. Schaum(5)	52,138	7,404(3)	59,542	*

Milton L. Scott	45,307	7,404(3)	52,711	*

Thomas M. White(6)	16,200	4,866(3)	21,066	*

Joseph A. Cutillo	97,689	28,424	126,113	*

Ronald A. Ballschmiede	85,452	5,307	90,759	*

Con L. Wadsworth	43,603	--	43,603	*

Richard E. Chandler, Jr.	8,344	16,667	25,011	*

Craig B. Allen	17,248	728	17,976	*

All directors and executive officers as a group (12 persons)	439,099	95,728	534,827	2.0%

* Ownership is less than one percent.

(1)

These shares are considered outstanding but are subject to restrictions on their sale or other transfer. For more information regarding the restricted stock, see “Director Compensation—Equity-Based Compensation” and “Executive Officer Compensation—Compensation Discussion and Analysis—Components of Executive Compensation—Long-Term Incentive Awards.”

(2)	Based on 26,423,827 shares of our common stock outstanding as of March 19, 2019.

(3)

The restricted shares were awarded to the non-employee directors as compensation — see the section above entitled “Board Operations—Director Compensation.” The restrictions expire on the day before the annual meeting, or earlier if the director dies or becomes disabled, or if there is a change in control of the Company. The restricted shares are forfeited if the director ceases to serve as a director other than as a result of his or her death or disability before the expiration of the restrictions.

(4)

Dana C. O’Brien was elected to serve as a director beginning on January 1, 2019. In connection with her appointment to the board, Ms. O’Brien was awarded shares of restricted stock valued at $29,577, representing a pro rata award for 2018, which was effective January 1, 2019.

(5)	Richard O. Schaum will retire as a director in conjunction with the annual meeting.

(6)	Thomas M. White was elected to serve as a director on July 31, 2018.

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Stock Ownership of Certain Beneficial Owners

The table below shows persons known to us, as of March 19, 2019, to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Shares(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,020,647(2)	7.7%

Renaissance Technologies LLC 800 Third Avenue New York, New York 10022	1,943,800(3)	7.4%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	1,634,897(4)	6.2%

(1)	Based on 26,423,827 shares of our common stock outstanding as of March 19, 2019.

(2)

Based on a Schedule 13G/A filed with the SEC on February 6, 2019, by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of December 31, 2018. The Schedule 13G/A reflects 2,020,647 shares held with sole dispositive power and 1,971,314 shares held with sole voting power.

(3)

Based on Schedule 13G/A filed with the SEC on February 13, 2019, by Renaissance Technologies LLC, reflecting beneficial ownership as of December 31, 2018. The Schedule 13G/A reflects: (i) 1,941,092 shares held with sole dispositive power and 2,708 shares held with shared dispositive power; and (ii) 1,932,800 shares held with sole voting power.

(4)

Based on a Schedule 13G/A filed with the SEC on February 8, 2019, by Dimensional Fund Advisors LP, reflecting beneficial ownership as of December 31, 2018. The Schedule 13G/A reflects 1,634,897 shares held with sole dispositive power and 1,545,849 shares held with sole voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of such reports and amendments thereto filed during 2018, and written representations from our directors and executive officers, we believe that all required reports were timely filed except for Form 4s related to the grant of the 2018 LTI awards for each of Messrs. Cutillo, Ballschmiede, Wadsworth and Chandler, which were inadvertently filed three days after the filing deadline.

| 20 |  Sterling Construction | 2019 Proxy Statement

Executive Officer Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer, our chief financial officer and each of our other three executive officers during 2018 (collectively referred to as our “named executive officers” or “NEOs”). Our named executive officers for 2018 are:

NEO	Title(s)

Joseph A. Cutillo	Chief Executive Officer

Ronald A. Ballschmiede	Executive Vice President & Chief Financial Officer, Chief Accounting Officer, Treasurer

Con L. Wadsworth	Executive Vice President & Chief Operating Officer

Richard E. Chandler, Jr.	Executive Vice President, General Counsel & Secretary

Craig B. Allen	Senior Vice President, Chief Compliance & Administration Officer

Executive Summary

We are a construction company that specializes in heavy civil infrastructure construction and infrastructure rehabilitation as well as residential construction projects. We operate primarily in Arizona, California, Colorado, Hawaii, Nevada, Texas and Utah, as well as other states in which there are feasible construction opportunities. Heavy civil construction projects include highways, roads, bridges, airfields, ports, light rail, water, wastewater and storm drainage systems, foundations for multi-family homes, commercial concrete projects and parking structures. Residential construction projects include concrete foundations for single-family homes.

2018 Business Highlights

•	Revenues increased to $1,037.7 million, from $958.0 million in 2017.

•

Operating income for 2018 totaled $42.6 million and net income attributable to Sterling common stockholders was $25.2 million compared to an operating income of $26.2 million and a net income of $11.6 million in 2017.

•	Gross margins have increased to 10.6% in 2018 from 9.3% in 2017.

•	We generated $39.5 of cash from operations, repaid $10.4 million of debt and repurchased $4.7 million of common stock in 2018.

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The financial improvements reflect progress in delivering our multi-year strategy to solidify the base, grow high margin products and expand into adjacent markets. Our strategic element to solidify the base of the heavy civil construction business focuses on cost reductions, remaining disciplined at the bid table, monitoring pricing at the time of bid, and executing the projects to expectations. The strategy element to grow high margin products is reflected in the increasing percentage of backlog of non-heavy highway projects. Finally, expansion of the residential business, as well as other acquisition opportunities will lead to further expansion into adjacent markets. Overall, the execution of our strategy led to improved operating income of $42.6 million in 2018 compared to operating income of $26.2 million in 2017.

Compensation Governance and Best Practices

Our executive compensation program is designed and managed by the independent compensation and talent development committee of our board, referred to in this CD&A as the “committee.” The committee annually reviews the components and structure of our compensation program to ensure that the program supports our business objectives and is aligned with the interests of our stockholders. As part of this review, the committee seeks input from its independent compensation consultant as it deems necessary to provide an outside perspective and evaluation of our program. The committee also values our stockholders’ views on our program. Based on last year’s annual stockholder advisory vote on executive compensation (say-on-pay), more than 95% of our stockholders indicated their support for our program.

We believe the following compensation governance practices and policies promote the accountability of our executives and strengthen the alignment of our executive and stockholder interests:

Compensation Best Practices

✓	Incentives Based on Performance – awards under our short-term and long-term incentive programs are based on the achievement of performance objectives and the performance objectives differ under the two programs.

✓	Clawback Policy – cash and equity awards under our incentive programs are subject to clawback.

✓	Anti-Hedging Policy – we prohibit our executive officers and directors from entering into hedging arrangements with respect to our securities.

✓	Anti-Pledging Policy – we prohibit our executive officers and directors from pledging our securities.

✓	Executives Subject to Stock Ownership Guidelines – In January 2018, we strengthened our stock ownership guidelines by increasing the level of ownership required of our executive officers to 5 times base salary for our CEO and 3 times base salary for our other executive officers. See “Stock Ownership Guidelines” below for more information.

✓	Engagement of Independent Compensation Consultant – as necessary, the committee retains an independent compensation consultant to evaluate our compensation programs.

✓	No Tax Gross-Ups – we do not provide our NEOs with any tax gross-ups.

2018 Changes to Executive Compensation Program

New Structure to Executive Compensation Program: Effective January 2018, our new senior executive incentive compensation plan consists of base salaries, an annual incentive program, which is referred to as the Short-Term Incentive, or STI, and a three-year incentive program, which is referred to as the Long-Term Incentive, or LTI. The STI and the LTI are performance driven programs, and reflect the pay-for-performance philosophy of the Company by linking the opportunity to earn additional compensation to the achievement of short-term and long-term company financial and strategic goals.

This new program differs from the Company’s prior program in the following ways:

| 22 |  Sterling Construction | 2019 Proxy Statement

•

It provides that payout of the STI award will be made solely in cash, earned based on achievement of (a) financial goals (which for 2018 were based on EBITDA targets) and (b) specified strategic goals achieved over the year.

•	It establishes a separate LTI program with a three-year performance cycle.

•

The LTI awards will be delivered in the form of a performance share unit, or PSU, grant (representing 50% of the target value), which will be earned based on achievement of an EPS goal over the performance cycle, and a time-based restricted stock unit, or RSU, grant (representing 50% of the target value).

Executive Employment Agreements: Effective December 12, 2018, we entered into executive employment agreements with our CEO, Mr. Cutillo, our CFO, Mr. Ballschmiede, and our General Counsel, Mr. Chandler (the “Executive Employment Agreements”). The board believes that Messrs. Cutillo, Ballschmiede and Chandler have been instrumental in the financial performance of the Company and that their retention is important to the execution of the Company’s multi-year strategy. Accordingly, the board believes the Executive Employment Agreements are in the best interests of the Company and its stockholders and will encourage long-term retention and stability of the Company’s key executive officers and reduce distractions that could result from employment on a non-contractual basis. Further, the severance protections provided under the Executive Employment Agreements are consistent with those commonly found in the market. In approving the Executive Employment Agreements, the board, following the recommendation of the committee, considered advice, information and analysis provided by the committee’s independent legal counsel and compensation consultant, including general industry and peer group compensation information. See the “Cash Severance and Change of Control Benefits” section below and the description under “Executive Compensation Tables” for more information regarding the Executive Employment Agreements.

How We Determine and Assess Executive Compensation

Role of Independent Compensation Consultant

To assist in evaluating our compensation practices and the level of compensation provided to our executives, the committee from time to time retains an independent compensation consultant to provide advice and ongoing recommendations on these matters that are consistent with our business goals and pay philosophy. We believe that this input and advice produces more informed decision-making and assures that an objective perspective is considered in this important governance process. The committee has retained Meridian Compensation Partners, LLC (“Meridian”) as its executive compensation consultant. The committee assessed Meridian’s independence and concluded that Meridian’s work does not raise any conflicts of interest.

For 2018, the scope of Meridian’s engagement included providing market data which the committee referenced in evaluating 2018 compensation levels and in entering into the Executive Employment Agreements.

Market Data and Peer Group

In late 2017, Meridian was asked to benchmark the compensation of our executive officers as a reference for our committee to determine 2018 compensation levels. In seeking a useful peer group, the committee and Meridian recognized that there are few publicly-traded companies in the heavy civil construction business that are close to the Company’s size. Most other publicly-traded heavy civil construction companies are much larger than the Company and are companies with which we rarely compete. Accordingly, we use a number of comparative factors incorporating financial, industry-specific, and both objective and subjective elements to determine a group of appropriate firms for executive compensation benchmarking. The most common criterion for peer group inclusion is industry similarity. Other criterion includes similar business model, competition for business or executive talent and size (including revenue, market capitalization, assets, and geographic presence). Following this analysis, the committee selected the following peer group, which the committee referred to with respect to 2018 compensation:

Sterling Construction | 2019 Proxy Statement  | 23 |

Company	Revenue – trailing 12- month as of 12/31/2017 ($ in millions)

MasTec, Inc.	$6,607

Tutor Perini Corporation	4,757

Dycom Industries, Inc.	3,024

Granite Construction Incorporated	2,990

Primoris Services Corporation	2,380

U.S. Concrete, Inc.	1,336

Argan, Inc.	930

Willbros Group, Inc.	850

IES Holdings, Inc.	817

Great Lakes Dredge & Dock Corporation	703

Layne Christensen Company	602

Orion Group Holdings, Inc.	579

25th Percentile	788

50th Percentile	1,133

75th Percentile	2,998
Sterling Construction Company, Inc.	958
Estimated Percentile Rank	46%

In late 2018, the committee once again worked with Meridian to update its peer group in order to better reflect the Company’s size and to remove outliers and companies that have been acquired and are no longer public. This new 15-company peer group, identified below, was used by the committee to determine 2019 compensation.

Company	Revenue – trailing 12- months for most recent quarter end as of 10/31/2018 ($ in millions)

Primoris Services Corporation	$2,641

Comfort Systems USA, Inc.	2,056

HC2 Holdings, Inc.	1,910

U.S. Concrete, Inc.	1,478

MYR Group Inc.	1,458

Eagle Materials Inc.	1,419

Aegion Corporation	1,337

Chart Industries, Inc.	1,210

IES Holdings, Inc.	877

Standex International Corporation	872

Columbus McKinnon Corporation	865

Great Lakes Dredge & Dock Corporation	693

L.B. Foster Company	604

Orion Group Holdings, Inc.	584

Argan, Inc.	564

25th Percentile	$779

50th Percentile	1,210

75th Percentile	1,468
Sterling Construction Company, Inc.	$1,036

Estimated Percentile Rank	46%

| 24 |  Sterling Construction | 2019 Proxy Statement

Role of Chief Executive Officer

Our chief executive officer makes recommendations to the committee regarding the base salary and incentive compensation awards for our other executive officers, based on his qualitative judgment regarding each officer’s individual performance, although the committee makes all final compensation decisions regarding our executive officers. Our chief executive officer is not present when the committee discusses or determines any aspect of his compensation.

Objectives of Our Compensation Program

The committee is responsible for designing, implementing, and administering our executive compensation program. The committee seeks to increase stockholder value by:

•	rewarding past performance and incentivizing future performance;

•	fostering a culture of ownership;

•	providing a level of total compensation that will enable the Company to attract and retain talented executive officers; and

•	promoting sound compensation governance practices that encourage prudent decision-making.

The committee believes compensation should reward achievement of business performance goals, recognize individual initiative and leadership and link the interests of the executives and stockholders.

2018 Executive Compensation Program

During 2018, our executive compensation program included three primary components: base salary, a Short Term Incentive award payable in cash and Long-Term Incentive awards in the form of time-based restricted stock units and performance share units.

After reviewing these components of our compensation program, the committee believes that the risks arising from our compensation policies and practices for our employees, including our executive officers, are not reasonably likely to have a material adverse effect on the Company. Further, the committee believes that certain features of our compensation program, including our clawback, anti-hedging and anti-pledging policies, our stock ownership guidelines and our use of both cash- and equity-based awards, help to manage any compensation-related risks.

Base Salaries

Our philosophy is that base salaries, which provide fixed compensation, should meet the objective of attracting and retaining the executive officers needed to manage our business successfully. Actual individual salary amounts reflect the committee’s judgment with respect to each executive officer’s responsibility, performance, work experience and the individual’s historical salary level.

During 2018, based on a review of base salary levels of our peer companies provided by Meridian, the committee approved increases to the base salaries of our executive officers as follows:

Name	Base Salary as of December 31, 2017	Base Salary as of December 31, 2018(1)	Percent Increase
Mr. Cutillo	$550,000	$650,000	18.2%
Mr. Ballschmiede	439,874	465,000	5.7%
Mr. Wadsworth	425,000	450,000	5.8%
Mr. Chandler	325,000	340,000	4.6%
Mr. Allen	250,000	260,000	4.0%

(1)  These increases were effective January 1, 2018, except for Mr. Chandler, whose increase was effective October 12, 2018, the anniversary of the day he joined the Company. Mr. Cutillo received a base salary increase to $600,000 effective January 1, 2018, and then a subsequent increase to $650,000 effective April 28, 2018. The actual amount of base salary paid to each NEO during 2018 is listed in the “2018 Summary Compensation” table below.

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Short-Term Incentive Program

Our annual incentive, or STI, program awards represent variable components of compensation designed to reward our executive officers if the Company achieves the pre-established performance goals approved by the committee for the applicable year. In January 2018, the committee established the framework for the 2018 STI awards. Under the program, each executive officer was assigned a target STI award based on a percentage of his base salary. For 2018, the STI awards for our NEOs could be earned based on financial and strategic goals, as follows: 75% of the award was based on the Company’s EBITDA for 2018 (the financial goal), and 25% was based on the Company’s income from expanding Tealstone Residential into new markets during 2018 (the strategic goal). These measures differ from the measures used in previous years, which focused on earnings per share and individual performance. The committee believes incorporating EBITDA as the financial measure is appropriate because it is directly tied to management’s success in growing our business and will drive our executives to improve operational execution, efficiencies and profitability. In addition, because earnings per share is now the performance measure used in our new LTI program, the committee believes that EBITDA is a complementary financial measure for the STI program.

The chart below describes the 2018 target STI awards for each executive:

Name	Annual Base Salary	Target STI Award as a % of Base Salary	% Based on EBITDA Goal	Target Award (EBITDA)	% Based on Strategic Goal	Target Award (Strategic)
Mr. Cutillo	$633,333	95%	75%	$451,250	25%	$150,416
Mr. Ballschmiede	465,000	65%	75%	226,688	25%	75,562
Mr. Wadsworth	450,000	80%	75%	270,000	25%	90,000
Mr. Chandler	328,125	40%	75%	98,438	25%	32,812
Mr. Allen	260,000	35%	75%	68,250	25%	22,750

With respect to the performance goals, the committee established threshold and maximum goals as well, and executives could earn between 50% and 200% of the applicable target STI award based on the level of achievement of the goal. The chart below summarizes these goals and also the Company’s actual performance during 2018 with respect to each performance measure.

2018 STI Program Structure and Results

Performance Measure	Weighting	Threshold Performance	Target Performance	Maximum Performance	Actual Performance	Payout
		(in thousands, except percentage data)
EBITDA(1)	75%	$47,400	$52,400	$55,000	$55,030	200%
Strategic	25%	$550	$1,000	$1,500	<$550	0%

(1)	EBITDA is a non-GAAP measure. Our calculation of EBITDA for purposes of establishing our EBITDA target and determining the actual EBITDA amount is detailed below (in thousands).

2018
Net income	$25,187
Add: interest, net	11,334
Add: income tax expense	1,738
Add: depreciation and amortization	16,771

EBITDA	$55,030

As a result, in March 2019, the committee approved the annual STI awards to the NEOs:

Name	% of Target Earned (EBITDA)	STI Award Based on EBITDA	% of Target Earned (Strategic)	STI Award Based on Strategic	Total 2018 STI Award Earned
Mr. Cutillo	200%	$902,500	0%	$0	$902,500
Mr. Ballschmiede	200%	453,375	0%	0	453,375
Mr. Wadsworth	200%	540,000	0%	0	540,000
Mr. Chandler	200%	196,875	0%	0	196,875
Mr. Allen	200%	136,500	0%	0	136,500

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Long-Term Incentive Program

Under our new long-term incentive, or LTI, program, our NEOs receive a combination of RSUs, which are a time-based award designed to promote retention and stock ownership, and PSUs, designed to reward increased earnings per share (“EPS”). In January 2018, the committee assigned each executive officer an LTI Target Amount, which was expressed as a percentage of his annual base salary at the time.

The LTI awards vest over a three-year performance period and, except for limited circumstances, require continued employment in order to earn the award. Both awards are settled in shares of our common stock. The terms of the LTI awards are summarized as follows:

•	PSUs – vest in three substantially equal annual installments based on the Company’s achievement of annual threshold, target or maximum EPS goals established for each year in the performance period.

•	RSUs – vest in three substantially equal annual installments during the performance period.

In 2018, the number of RSUs and PSUs granted to each executive other than Mr. Wadsworth was computed by multiplying the executive’s LTI Target Amount by 50% and then dividing the result by $15.15, which was the closing price per share of the Common Stock on January 16, 2018, the trading day prior to the grant date. With respect to Mr. Wadsworth, in connection with his promotion to chief operating officer in 2017, his incentive compensation package has gradually been realigned to be consistent with the other executive officers. As part of this phase-in, his 2018 LTI Target Amount was split 70% RSUs and 30% PSUs. This phase-in ended in 2018, and his 2019 LTI awards were made consistent with the other executive officers.

Name	Annual Base Salary	LTI Target as a % of Base Salary	LTI Target Value	Target Value (RSUs)	# of RSUs	Target Value (PSUs)	Target # of PSUs
Mr. Cutillo(1)	$600,000	190%	$1,140,000	$570,000	37,624	$570,000	37,624
Mr. Ballschmiede	465,000	105%	488,250	244,125	16,114	244,125	16,114
Mr. Wadsworth	450,000	90%	405,000	284,436	18,775	120,564	7,958
Mr. Chandler	328,125	70%	229,688	114,844	7,581	114,844	7,581
Mr. Allen	260,000	35%	91,000	45,500	3,004	45,500	3,004

(1)	Reflects Mr. Cutillo’s base salary as of January 1, 2018, which was used to calculate his LTI awards. As noted under “Base Salaries,” Mr. Cutillo’s base salary was subsequently increased to $650,000.

For the PSUs granted in January 2018, one-third of the award vested based on the Company’s adjusted EPS performance for fiscal year 2018, which was calculated as our GAAP EPS of $0.93, plus non-cash federal tax expense of $0.05 (“Adjusted EPS”). Based on an annual Adjusted EPS of $0.98, which fell between the target and maximum EPS goals, in 2019, our NEOs received a payout equal to 185% of the first installment of the award.

Supplemental PSU Awards. In connection with the execution of the Executive Employment Agreements and in recognition of the significant improvement in the Company’s financial position over the last three years (see page 21), each of Messrs. Cutillo, Ballschmiede and Chandler received a one-time supplemental award of additional PSUs (the “Supplemental PSUs”) as follows: Mr. Cutillo - 500,000, Mr. Ballschmiede - 200,000 and Mr. Chandler - 80,000. The Supplemental PSUs expire in four equal tranches beginning December 31, 2020 through 2023, and each tranche will vest if aggressive EPS targets are achieved on or before the expiration date for such tranche. These targets would require an annualized earnings growth of over 20% per year over a two to five year period to receive any vesting of the award and total earnings growth in excess of 3 times our 2018 EPS to receive full vesting. See the “Executive Compensation Tables—Grants of Plan-Based Awards” table for more information regarding these awards.

Clawback Policy

The Company’s clawback policy applies to all incentive compensation paid to an employee, including our executive officers (whether paid in cash or in equity) that was based on financial statements that are subsequently restated. Following such a restatement, the compensation shall be adjusted, if necessary, so that the employee will have received no more and no less than the amount that he or she would have received had the incentive award been calculated based on the restated financial results. The policy applies regardless of the employee’s culpability or fault with respect to the error, event, act or omission that caused the restatement.

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Stock Ownership Guidelines

We encourage stock accumulation because we believe that it is important for our executive officers to align their interests with the long-term interests of our stockholders. Accordingly, our board of directors adopted stock ownership guidelines applicable to our executive officers. Under the guidelines, each of our executive officers is encouraged to maintain ownership of shares of our common stock valued at five times (for our CEO) or three times (for our other executive officers) his or her base salary. Shares of our common stock owned individually or jointly, shares held by members of the executive’s immediate family or by a trust for the executive or his immediate family, as well as shares subject to unvested restricted stock and RSUs are counted for purposes of the stock ownership guidelines.

Our executive officers have five years from the date of their respective appointments (or from January 17, 2018, the date upon which the guidelines were revised, whichever is later) to attain these ownership levels. Until the specified ownership levels are met, our executive officers are expected to retain 75% of the net shares issued upon the vesting of equity awards granted by the Company, after deducting any shares used to pay applicable taxes. Mr. Ballschmiede currently exceeds his target ownership level, and each of our other executive officers is currently in compliance with the guidelines. Each of our executive officers (other than Mr. Allen) has until January 17, 2023 to reach his target ownership level, and Mr. Allen has until May 2023.

Limited Executive Perquisites and No Special Retirement Benefits

We seek to maintain a cost conscious culture in connection with the benefits provided to our executive officers. As a result, we provide limited perquisites to our executive officers. Please see “Executive Compensation Tables—2018 Summary Compensation Table” for a description of the perquisites provided in 2018.

Retirement benefits fulfill an important role within our overall executive compensation objectives by providing a financial security component, which in turn promotes retention. However, our executive officers do not receive any retirement benefits that are not generally available to our other full-time employees. We maintain a 401(k) plan, a tax-qualified defined contribution retirement plan in which our executive officers are eligible to participate, which currently provides a 5% employer match. We do not maintain any excess benefit plans, defined benefit or pension plans, or any deferred compensation plans.

Cash Severance and Change of Control Benefits

Beginning in December 2018, we provide Messrs. Cutillo, Ballschmiede and Chandler with contractual protections in the event of certain terminations of employment outside of the change of control context, as well as in connection with a change of control. We believe that severance protections, particularly in connection with a change of control transaction, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the market. In addition, we believe these benefits also serve the company’s interest by promoting a continuity of management in the context of an actual or threatened change of control transaction.

Specifically, these executives are entitled to severance benefits under their Executive Employment Agreements in the event of a termination of employment by the company without cause or by the executive for good reason. The board determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their respective critical positions with the company and as part of their overall compensation package. In addition, we believe that the occurrence, or potential occurrence, of a change of control transaction would create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage these executive officers to remain employed with the company during an important time when their prospects for continued employment following a transaction are often uncertain, the Executive Employment Agreements provide these executive officers with enhanced severance benefits if their employment is terminated by the company without cause or by the executive for good reason in connection with a change of control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the company without cause, and because we believe that in the context of a change of control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. We do not provide excise tax gross-up protections under any change of control arrangements with our executive officers.

In addition, the terms of our outstanding restricted stock, RSU and PSU awards provide for accelerated vesting under certain circumstances related to a termination of employment and the occurrence of a qualifying change of control.

| 28 |  Sterling Construction | 2019 Proxy Statement

For more information regarding all of these benefits, see the section titled “Executive Compensation Tables – Potential Payments Upon Termination or Change of Control.”

Tax and Accounting Considerations

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation awarded to our executive officers. However, the committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit or value to the executive officer.

Compensation and Talent Development Committee Report

The compensation and talent development committee of the board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussion, the compensation and talent development committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the compensation and talent development committee on March 5, 2019:

Marian M. Davenport, Chair

Raymond F. Messer

Charles R. Patton

Richard O. Schaum

Thomas M. White

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Executive Compensation Tables

The table below summarizes the total compensation paid to or earned by our named executive officers for the fiscal years ended December 31, 2018, 2017 and 2016.

2018 Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total(3)
Joseph A. Cutillo	2018	$631,731	$6,710,008	$902,500	$64,222	$8,308,461
Chief Executive Officer	2017	503,274	1,039,796	564,296	27,327	2,134,693
	2016	314,423	87,750	87,750	13,250	503,173

Ronald A. Ballschmiede	2018	464,517	2,716,254	453,375	13,772	3,647,918
Executive Vice President & Chief	2017	439,874	429,977	429,977	13,500	1,313,328
Financial Officer, Chief Accounting	2016	403,420	136,000	136,000	27,551	702,971
Officer, Treasurer
Con L. Wadsworth(4)	2018	449,519	405,005	540,000	26,965	1,421,489
Executive Vice President & Chief	2017	425,000	241,134	562,647	28,257	1,257,038
Operating Officer	2016	420,482	--	160,650	26,450	607,582

Richard E. Chandler, Jr.	2018	327,885	1,120,904	196,875	22	1,645,686
Executive Vice President, General	2017	65,000	386,250	--	--	451,250
Counsel & Secretary
Craig B. Allen	2018	259,808	91,022	136,500	12,282	499,612
Senior Vice President, Chief
Compliance & Administration
Officer

(1)

Amounts included for 2018 reflect the aggregate grant date value of RSUs and PSUs awarded as part of the LTI program for 2018, as well as the one-time Supplemental PSUs granted to certain NEOs in December 2018 in connection with the execution of the Executive Employment Agreements. See the table below for more information regarding these amounts. The grant date fair value of the RSUs, PSUs and Supplemental PSUs are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718. The maximum aggregate grant date value of the PSUs, assuming maximum performance, is as follows: Mr. Cutillo - $1,140,007, Mr. Ballschmiede - $488,254, Mr. Wadsworth - $241,127, Mr. Chandler - $229,704, and Mr. Allen - $91,021. The Supplemental PSUs are reflected at maximum potential payout. See the “Grants of Plan-Based Awards” table for more information regarding these awards.

	2018 LTI Program Awards
Name	RSUs	PSUs	Supplemental PSUs
Mr. Cutillo	$570,004	$570,004	$5,570,000
Mr. Ballschmiede	244,127	244,127	2,228,000
Mr. Wadsworth	284,442	120,564	--
Mr. Chandler	114,852	114,852	891,200
Mr. Allen	45,511	45,511	--

(2)

The amounts reported in the “All Other Compensation” column for 2018 reflect, for each named executive officer as applicable, the sum of the incremental cost to the Company of all perquisites and other personal benefits and all other additional compensation required by SEC rules to be separately quantified, including (a) personal use of company-owned vehicles, (b) payment of legal fees on behalf of Mr. Cutillo in consideration with the execution of an executive employment agreement, (c) amounts contributed by the Company to defined contribution plans and (d) life insurance premiums.

	Perquisites and Other Personal Benefits		Additional All Other Compensation
Name	Use of Company- Owned Vehicles	Payment of Legal Fees	Plan Contributions	Life Insurance Premiums
Mr. Cutillo	$16,313	$34,137	$13,750	$22
Mr. Ballschmiede	--	--	13,750	22
Mr. Wadsworth	13,200	--	13,750	14
Mr. Chandler	--	--	--	22
Mr. Allen	--	--	12,260	22

| 30 |  Sterling Construction | 2019 Proxy Statement

(3)

As noted, the Supplemental PSUs granted to three of our executive officers represent one-time, special awards granted in connection with the Executive Employment Agreements and providing additional incentive opportunities for achieving aggressive EPS goals. The table below summarizes the total compensation paid to or earned by our named executive officers for 2018 under our normal executive compensation program without the inclusion of these special awards. As required by SEC rules, the Supplemental PSUs are reflected in the Summary Compensation Table above.

Normalized 2018 Summary Compensation

Name and Principal Position	Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Joseph A. Cutillo	2018	$631,731	$1,140,008	$902,500	$64,222	$2,738,461
Ronald A. Ballschmiede	2018	464,517	488,254	453,375	13,772	1,419,918
Richard E. Chandler, Jr.	2018	327,885	229,704	196,875	22	754,486

(4)

In connection with Mr. Wadsworth’s promotion to chief operating officer in 2017, his STI and LTI compensation packages have gradually been realigned to be consistent with the other executive officers. This phase-in ended in 2018, and his 2019 STI and LTI awards were made consistent with the other executive officers. For more information, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis.”

Executive Employment Agreements. Under the agreements, Mr. Cutillo will receive an annual base salary of $650,000; Mr. Ballschmiede will receive an annual base salary of $465,000; and Mr. Chandler will receive an annual base salary of $340,000, which amounts reflect the annual base salary of each executive at the time the agreements were executed and which are subject to adjustment as provided in the agreements. During the term of the agreements, each executive is eligible to receive short-term and long-term incentive compensation and to receive equity-based long-term incentive awards under the Company’s applicable plans and programs (on terms no less favorable to awards made to the Company’s other senior executive employees), in each case based upon the achievement of applicable performance standards. In addition, Mr. Cutillo will be entitled to use of a Company-provided vehicle and related costs. Each agreement also contains non-compete and non-solicitation covenants that apply during the term of the agreement and for the 12-month period following termination of the executive’s employment, as well as standard confidentiality and mutual non-disparagement covenants that apply during the term of the Agreement and continue indefinitely after termination of the Executive’s employment.

Grants of Plan-Based Awards in 2018

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Joseph A. Cutillo
STI Award		$285,000	$570,000	$1,140,000	-	-	-	-	-
LTI - RSU	01/17/2018	-	-	-	-	-	-	37,624	$570,004
LTI - PSU(3)	01/17/2018	-	-	-	18,812	37,624	75,248	-	570,004
Supplemental PSU Award(4)	12/12/2018	-	-	-	-	500,000	-	-	5,570,000
Ronald A. Ballschmiede
STI Award		151,125	302,250	604,500	-	-	-	-	-
LTI - RSU	01/17/2018	-	-	-	-	-	-	16,114	$244,127
LTI - PSU(3)	01/17/2018	-	-	-	8,057	16,114	32,228	-	244,127
Supplemental PSU Award(4)	12/12/2018	-	-	-	-	200,000	-	-	2,228,000
Con L. Wadsworth
STI Award		180,000	360,000	720,000	-	-	-	-	-
LTI - RSU	01/17/2018	-	-	-	-	-	-	18,775	$284,442
LTI - PSU(3)	01/17/2018	-	-	-	3,979	7,958	15,916	-	120,564
Richard E. Chandler, Jr.
STI Award		65,625	131,250	262,500	-	-	-	-	-
LTI - RSU	01/17/2018	-	-	-	-	-	-	7,581	$114,852
LTI - PSU(3)	01/17/2018	-	-	-	3,791	7,581	15,162	-	114,852
Supplemental PSU Award(4)	12/12/2018	-	-	-	-	80,000	-	-	891,200
Craig B. Allen
STI Award		45,500	91,000	182,000	-	-	-	-	-
LTI - RSU	01/17/2018	-	-	-	-	-	-	3,004	$45,511
LTI - PSU(3)	01/17/2018	-	-	-	1,502	3,004	6,008	-	45,511

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(1)

For 2018, under our STI program, each of our named executive officers had a target award based on a percentage of salary, with the amount to be earned based on the Company’s performance relative to a pre-established EBITDA target (representing 75% of the target award) and a strategic target (representing 25% of the target award). The amounts reported represent the estimated threshold, target and maximum possible incentive payments that could have been received by each named executive officer pursuant to the program for 2018. The estimated amounts in the “Threshold” column reflect achievement of the threshold level of performance relative to the targets, resulting in a payout of 50% of the target award for each component. The estimated amounts in the “Maximum” column reflect achievement of the maximum level of performance relative to the targets, resulting in a payout of 200% of the target award for each component. For more information, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis.”

(2)

These awards represent RSUs awarded to the executive officers as part of the 2018 LTI Program. Each of the named executive officers received a portion of his 2018 target LTI Program award in the form of RSUs. Each RSU represents a contingent right to receive a shares of our common stock on the vesting date, provided the executive remains employed with us throughout the vesting period, subject to certain exceptions. The RSUs will vest in one-third installments on each of December 31, 2018, 2019 and 2020. For more information regarding the RSUs granted to the named executive officers under our 2018 LTI Program, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis.”

(3)

These awards represent PSUs awarded to the executive officers as part of the 2018 LTI Program. Each of the named executive officers received a portion of his 2018 target LTI Program award in the form of PSUs. Each PSU represents a contingent right to receive shares of our common stock, with the final number of shares to be issued to our named executive officers based on the company’s achievement of applicable EPS threshold, target and maximum goals for each year in the three-year performance cycle ending December 31, 2020. Achievement of the threshold level of performance will result in a payout of 50% of the target award, and a maximum performance would result in 200% of target. The award will vest in one-third installments after the end of each year in the performance cycle. For more information regarding the PSUs granted to the named executive officers under our 2018 LTI Program, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis.”

(4)

These awards represent one-time supplemental PSU awards granted to Messrs. Cutillo, Ballschmiede and Chandler in connection with each officer’s Executive Employment Agreement with the company. The supplemental PSUs represent the contingent right to receive shares of our common stock, and will expire in four equal tranches beginning December 31, 2020 through December 31, 2023, and each tranche will vest if pre-determined EPS targets are achieved on or before the expiration date for such tranche. For more information regarding the supplemental PSUs, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis.”

Outstanding Equity Awards at December 31, 2018

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Joseph A. Cutillo	89,835	$978,303	537,624	$5,854,725

Ronald A. Ballschmiede	46,429	505,612	216,114	2,353,481

Con L. Wadsworth	26,938	293,355	7,958	86,663

Richard E. Chandler, Jr.	21,721	236,542	87,581	953,757

Craig B. Allen	8,562	93,240	3,004	32,714

(1)

Unless the award is forfeited or vesting is accelerated because of a termination of employment or change of control as described below under “Potential Payments upon Termination or Change in Control,” the restrictions on the restricted stock and RSUs will lapse and the awards will vest as follows:

Name	Restricted Stock / RSUs	Vesting Date
Mr. Cutillo	6,848 25,000 32,904 25,083	1⁄2 on each of February 10, 2019 and 2020 On April 28, 2019 1⁄3 on each of January 1, 2019, 2020 and 2021 1⁄2 on each of December 31, 2019 and 2020
Mr. Ballschmiede	10,614 25,072 10,743	1⁄2 on each of February 10, 2019 and 2020 1⁄3 on each of January 1, 2019, 2020 and 2021 1⁄2 on each of December 31, 2019 and 2020
Mr. Wadsworth	23,434 3,504	1⁄3 on each of January 1, 2019, 2020 and 2021 1⁄2 on each of December 31, 2019 and 2020
Mr. Chandler	16,667 5,054	1⁄2 on each of October 27, 2019 and 2020 1⁄2 on each of December 31, 2019 and 2020
Mr. Allen	1,457 5,102 2,003	1⁄2 on each of February 10, 2019 and 2020 1⁄3 on each of January 1, 2019, 2020 and 2021 1⁄2 on each of December 31, 2019 and 2020

(2) The market value of the awards as reflected in this table was based on the $10.89 closing market price per share of our common stock on

| 32 |  Sterling Construction | 2019 Proxy Statement

December 31, 2018.

(3)

Unless the award is forfeited or vesting is accelerated because of a termination of employment or change of control as described below under “Potential Payments upon Termination or Change in Control,” the restrictions on the target PSUs granted as part of our LTI program will lapse in one-third increments at the end of each year in the three-year performance period as set forth in the table below based on achievement of the applicable EPS targets for the year. With respect to the PSUs granted on January 17, 2018, 185% of the first tranche vested and paid out in early 2019 based on our Adjusted EPS results (see page 27 for more information). With respect to the Supplemental PSUs awarded to certain NEOs in December 2018, the awards expire in four equal tranches beginning December 31, 2020 through 2023, with each tranche vesting if aggressive EPS targets are achieved on or before the expiration date for such tranche.

		PSUs
Name	Grant Date	Threshold	Target	Maximum	Last Day of Performance Period
Mr. Cutillo	1/17/2018	18,812	37,624	75,248	12/31/2020
	12/12/2018	N/A	500,000	N/A	12/31/2023
Mr. Ballschmiede	1/17/2018	8,057	16,114	32,228	12/31/2020
	12/12/2018	N/A	200,000	N/A	12/31/2023
Mr. Wadsworth	1/17/2018	3,979	7,958	15,916	12/31/2020
Mr. Chandler	1/17/2018	3,791	7,581	15,162	12/31/2020
	12/12/2018	N/A	80,000	N/A	12/31/2023
Mr. Allen	1/17/2018	1,502	3,004	6,008	12/31/2020

2018 Stock Vested(1)

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Joseph A. Cutillo	40,965	$460,152
Ronald A. Ballschmiede	10,678	123,713
Con L. Wadsworth	4,455	48,515
Richard E. Chandler, Jr	10,860	123,599
Craig B. Allen	4,827	63,807

(1)	There are no outstanding option awards.

(2)

The value realized on vesting of restricted stock and RSUs is based on the closing sale price on the date of vesting of the award or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

Potential Payments upon Termination or Change in Control

Executive Employment Agreements

In December 2018, we entered into the Executive Employment Agreements with Messrs. Cutillo, Ballschmiede and Chandler that will expire on December 11, 2021, subject to additional one-year periods unless either party elects not to renew. These agreements entitle each executive to receive certain benefits in the event of the termination of his employment under certain circumstances in addition to any accrued obligations due at the time of termination.

Termination without Cause or with Good Reason

Each Executive Employment Agreement provides that if the executive officer’s employment is terminated by the company without cause or by the executive with good reason, and the executive complies with the restrictive covenants set forth in the agreement, the executive will be entitled to:

•

a cash severance payment equal to the sum of two times (for Mr. Cutillo) and one times (for Messrs. Ballschmiede and Chandler) the executive’s base salary at the time of termination, plus an amount equal to the executive’s COBRA premium for the 18 months following the date of termination;

•	payment or reimbursement of up to $50,000 (for Mr. Cutillo) and $25,000 (for Messrs. Ballschmiede and Chandler) for post-termination outplacement services costs;

Sterling Construction | 2019 Proxy Statement  | 33 |

•

with respect to Supplemental PSUs, vesting shall occur only for any outstanding tranche that achieves the applicable performance goal as of December 31 of the year in which the executive’s employment is terminated; and

•	with respect to all other equity awards, vesting will be accelerated if provided for in the applicable award agreement.

Termination without Cause or with Good Reason in connection with a Change of Control

Each employment agreement provides that if the executive officer’s employment is terminated by the company without cause or by the executive with good reason, and such termination occurs six (6) months prior to or twenty-four (24) months following a change of control (as defined in the agreement), and the executive complies with the restrictive covenants set forth in the agreement, the executive will be entitled to:

•

a cash severance payment equal to two times (for Mr. Cutillo) and one and one-half times (for Messrs. Ballschmiede and Chandler) the executive’s base salary and target STI award for the year in which the termination occurs, plus an amount equal to the executive’s COBRA premium for the 18 months following the date of termination;

•	a cash payment of $50,000 (for Mr. Cutillo) and $25,000 (for Messrs. Ballschmiede and Chandler) in lieu of the post-termination outplacement benefits or reimbursements described above; and

•	with respect to the Supplemental PSUs, all outstanding tranches of Supplemental PSUs will become immediately vested and exercisable upon the occurrence of the change of control.

If any part of the payments or benefits received by the executive in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code (the “Code”), the executive will receive the greater of (1) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (2) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Code.

Equity-Based Awards

The terms of our outstanding equity-based award agreements (which include restricted stock, RSUs and PSUs) generally provide that the subject award will be forfeited if the award recipient terminates employment prior to the vesting of the award, except under certain circumstances described below.

•

Restricted Stock/RSUs – Upon a (i) recipient’s termination due to death, permanent disability, or by the Company without cause, or (ii) a change of control of the Company, any outstanding restricted stock and RSUs will vest in full. In connection with a retirement, provided six months has elapsed since the start of the three-year performance period and the executive executes a one-year non-competition and non-solicitation agreement, all restricted stock and RSUs will vest in full. For purposes of the equity awards, retirement is defined as termination of employment with 6 months written notice on or after attaining age 60 with a minimum of 10 years of service, or age 65 with a minimum of 5 years of service.

•

PSUs – If, during the performance period of a PSU award (other than the Supplemental PSUs), (i) a recipient’s employment terminates due to death or permanent disability, or (ii) a change of control of the Company occurs, any PSUs for years in which the recipient was an employee will vest based on actual performance and PSUs for the remaining years will vest assuming target performance. If a recipient retires, and provided the recipient executes a one-year non-competition and non-solicitation agreement with the Company, all outstanding PSUs will remain outstanding and vest based on actual performance.

STI Awards

The terms of our STI program provide that participants must generally be employed through the end of the program year in order to earn the award, except under the following circumstances:

•

Death or Permanent Disability – Upon a participant’s termination due to death or permanent disability, or in the event of a change of control of the Company during a program year, the participant will receive a prorated payout of his or her target STI award.

| 34 |  Sterling Construction | 2019 Proxy Statement

•

Retirement or Termination without Cause – Upon a participant’s retirement (as defined above) or termination by the Company without cause the participant will receive a prorated payout of his or her STI award based on the actual level of performance for the program year.

The following table quantifies the potential payments to our NEOs under the contracts, arrangements, plans and scenarios discussed above, assuming a December 31, 2018 termination date. To calculate the value of the awards, we have used the closing price of our common stock of $10.89 on December 31, 2018, as reported on NASDAQ. The table does not include amounts that may be payable under our 401(k) plan or other benefits payable to all company employees, nor does it include payouts under our STI program, which would have been earned by the executive as of December 31, 2018.

Potential Payments Upon Termination or Change of Control as of December 31, 2018

Name	Lump Sum Severance Payment	Restricted Stock / RSUs (Unvested & Accelerated)(1)	PSUs (Unvested & Accelerated / Retained)(2)	Outplacement Assistance	Total(3)
Joseph A. Cutillo
Death, Disability or Retirement	--	$978,303	$409,725	--	$1,388,028
Termination without Cause or with Good Reason	$1,329,167	978,303	409,725	$50,000	2,767,195
Change of Control	--	978,303	5,854,725	--	6,833,028
Qualifying Termination i/c/w
Change of Control	2,519,167	--	--	--	2,519,167
Ronald A. Ballschmiede
Death, Disability or Retirement	--	$505,612	$175,481	--	$681,093
Termination without Cause or with Good Reason	$485,821	505,612	175,481	$25,000	1,191,914
Change of Control	--	505,612	2,353,481	--	2,859,093
Qualifying Termination i/c/w
Change of Control	1,196,696	--	--	--	1,196,696
Con L. Wadsworth
Death, Disability or Retirement	--	$293,355	$86,663	--	$380,018
Termination without Cause	--	293,355	86,663	--	380,018
Change of Control	--	293,355	86,663	--	380,018
Qualifying Termination i/c/w
Change of Control	--	--	--	--	--
Richard E. Chandler, Jr.
Death, Disability or Retirement	--	$236,542	$82,557	--	$319,099
Termination without Cause or with Good Reason	$360,821	236,542	82,557	$25,000	704,920
Change of Control	--	236,542	953,757	--	1,190,299
Qualifying Termination i/c/w
Change of Control	752,696	--	--	--	752,696
Craig B. Allen
Death, Disability or Retirement	--	$93,240	$32,714	--	$125,954
Termination without Cause	--	93,240	32,714	--	125,954
Change of Control	--	93,240	32,714	--	125,924
Qualifying Termination i/c/w
Change of Control	--	--	--	--	--

(1)	The value of the restricted stock and RSUs that would have vested for each NEO is based on $10.89, the closing price of our common stock on December 31, 2018.

(2)

Assumes PSUs vest at target level of performance. The value of the PSUs that would have vested or been retained for each NEO is based on $10.89, the closing price of our common stock on December 31, 2018.

(3)

Pursuant to the Executive Employment Agreements, the total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Code, but for purposes of this table we have not reflected any modifications that could occur as a result of Section 280G of the Code.

Pay Ratio

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of Mr. Cutillo, our chief executive officer, to the median of the annual total compensation of our other employees. We determined our median employee based on W-2 earnings for 2018 (annualized in the case of full-and part-time employees who joined the Company during 2018) of each of our 1,935 employees (excluding the chief executive officer) as of December 31, 2018. The annual total compensation of our median employee for 2018 was $42,480. As

Sterling Construction | 2019 Proxy Statement  | 35 |

disclosed in the Summary Compensation Table appearing on page 30, Mr. Cutillo’s annual total compensation for 2018 was $8,308,461, which includes the one-time Supplemental PSU award. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 196 to 1. If the one-time Supplemental PSU award, which is not part of our normal executive compensation program, were removed from the calculation, the estimated ratio would have been 64 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

| 36 |  Sterling Construction | 2019 Proxy Statement

Proposal No. 2: Advisory Vote on the Compensation of Our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with Section 14A of the Securities Exchange Act of 1934. This vote (commonly referred to as a “say-on-pay” vote) is advisory, which means that it is not binding on the Company, the board of directors or the compensation committee of the board of directors. However, our board and the compensation committee value the opinion of our stockholders and will consider the outcome of the vote when evaluating our executive compensation program. The vote is not intended to address any specific compensation arrangement or amount, but rather the overall compensation of our NEOs and our compensation philosophy and practices as disclosed under the “Executive Officer Compensation” section of this proxy statement. This disclosure includes the compensation tables and narrative discussion following the compensation tables.

At last year’s annual meeting, we provided our stockholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our named executive officers as disclosed in our proxy statement for the 2018 annual meeting of stockholders. Our stockholders approved the “say-on-pay” proposal by greater than 95% of the voting power of the outstanding shares of our common stock present, in person or by proxy, at the 2018 annual meeting and entitled to vote. This year we are again asking our stockholders to vote on the following resolution:

RESOLVED, that the stockholders of Sterling Construction Company, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2019 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission.

In considering how to vote on this proposal, we encourage you to review the relevant disclosures in this proxy statement, especially the Compensation Discussion and Analysis, which contain detailed information about our executive compensation program.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the proposal. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of the Board of Directors

✔	OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Sterling Construction | 2019 Proxy Statement  | 37 |

Audit Committee Report

The audit committee is currently composed of five directors, Marian M. Davenport, Dana C. O’Brien, Milton L. Scott (chairman), Richard O. Schaum and Thomas M. White all of whom are independent, as defined by SEC rules and in the NASDAQ listing standards. In addition, the board has determined that each of Messrs. Scott and White qualifies as an “audit committee financial expert,” as such term is defined by the rules of the SEC. We operate under a written charter approved by us and adopted by the board of directors. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities relating to (1) the effectiveness of the Company’s internal control over financial reporting, (2) the integrity of the Company’s financial statements, (3) the Company’s compliance with legal and regulatory requirements, (4) the qualifications and independence of the Company’s independent registered public accounting firm, (5) the performance of the Company’s independent registered public accounting firm and (6) the review and approval or ratification of any transaction that would require disclosure under Item 404(a) of Regulation S-K of the Exchange Act.

We oversee the Company’s financial reporting process on behalf of the board. Our responsibility is to monitor and review this process, but we are not responsible for developing and consistently applying the Company’s accounting principles and practices, preparing and maintaining the integrity of the Company’s financial statements and maintaining an appropriate system of internal controls, auditing the Company’s financial statements and the effectiveness of internal control over financial reporting, or reviewing the Company’s unaudited interim financial statements. Those are the responsibilities of management and the Company’s independent registered public accounting firm, respectively.

During 2018, management assessed the effectiveness of the Company’s system of internal control over financial reporting in connection with the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management and Grant Thornton LLP (“Grant Thornton”), the Company’s independent registered public accounting firm, management’s report on internal control over financial reporting and Grant Thornton’s report on their audit of the Company’s internal control over financial reporting as of December  31, 2018, both of which are included in our 2018 annual report.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In March 2018, in accordance with our charter, we appointed Grant Thornton as the Company’s independent registered public accounting firm for 2018. We have reviewed and discussed the Company’s audited financial statements for 2018 with management and Grant Thornton. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Grant Thornton provided an opinion to the same effect.

We have received from Grant Thornton the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with Grant Thornton their independence from the Company and management. We have also discussed with Grant Thornton the matters required to be discussed by PCAOB Auditing Standard No. 1301 — Communications with Audit Committees (PCAOB Release No. 2012-004, August 15, 2012), effective pursuant to SEC Release No. 34-68453 (December 17, 2012).

In addition, we have discussed with Grant Thornton the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the Company’s internal controls as they considered necessary to support their opinion on the financial statements for the year 2018, and various factors affecting the overall quality of accounting principles applied in the Company’s financial reporting. Grant Thornton also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements referred to above in the 2018 annual report.

Dated: March 5, 2019:

Milton L. Scott (chairman)

Marian M. Davenport

Dana C. O’Brien

Richard O. Schaum

Thomas M. White

| 38 |  Sterling Construction | 2019 Proxy Statement

Independent Registered Public Accounting Firm

Fees and Related Disclosures for Accounting Services

The following table discloses the aggregate fees billed for professional services rendered by Grant Thornton in 2018 and 2017:

	2018	2017
Audit Fees(1)	$835,283	$870,589
Audit-Related Fees	—	1,590
Tax Fees	—	—
All Other Fees	—	—

(1)

Audit Fees were primarily for professional services rendered to comply with all statutory and financial audit requirements for the Company and its subsidiaries including audit services rendered related to the accounting or disclosure treatment of transaction or events and the impact of final or proposed rules, standards or interpretations by regulatory and standard setting bodies.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit and permitted non-audit services provided by our independent registered public accounting firm. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit and permitted non-audit services, for the upcoming or current fiscal year, subject to specified cost levels. All requests for services to be provided by the Company’s independent registered public accounting firm must be submitted to the Company’s chief financial officer and the chair of the audit committee, together with a detailed description of the services to be rendered. The chief financial officer may authorize any services that have been pre-approved by the audit committee. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee. During 2018, none of the services provided by our independent registered public accounting firm required use of the de minimis exception to pre-approval contained in the SEC’s rules.

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Proposal No. 3: Ratification of the Appointment of Our Independent Registered Public Accounting Firm

In March 2019, in accordance with our charter, we appointed Grant Thornton as the Company’s independent registered public accounting firm for 2019. Our board and the audit committee seek stockholder ratification of the audit committee’s appointment of Grant Thornton as our independent registered public accounting firm to audit our and our subsidiaries’ financial statements for the year 2019. If our stockholders do not ratify the appointment of Grant Thornton, the audit committee will reconsider this appointment. Representatives of Grant Thornton are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Vote Required to Ratify the Appointment of Our Independent Registered Public Accounting Firm

Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote on the proposal. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of the Board of Directors

✔	OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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Proposal No. 4: Adoption of the 2019 Employee Stock Purchase Plan

Our board of directors unanimously approved, and recommends that our stockholders adopt, the 2019 Employee Stock Purchase Plan (the “Plan”), to provide our employees with the opportunity to acquire a proprietary interest in our growth and performance, to generate an increased incentive for employees to contribute to our future success and to enhance our ability to attract and retain qualified individuals. The Plan is intended to be a qualified employee stock purchase plan under Section 423 of the Code.

The principal features of the Plan are summarized below. The following summary does not purport to be a complete description of all of the provisions of the Plan and is qualified in its entirety by reference to the complete text of the Plan, which is attached as Annex A to this proxy statement. You should read Annex A carefully before you decide how to vote.

Why Stockholders Should Vote to Adopt the Plan

The Plan provides our employees, including employees of our designated subsidiaries, the opportunity to acquire an ownership interest in our company through the grant of options to purchase of common stock at a price below the current market price. The Plan currently provides for a purchase price equal to 85% of the fair market value of the common stock on the last trading day of an offering period.

Summary of the 2019 Employee Stock Purchase Plan

Administration

The compensation committee has authority to administer, interpret and implement the terms of the Plan. The compensation committee may delegate its powers under the Plan to any person or persons, such as a third party administrator, as necessary or appropriate to administer and operate the Plan. References to the compensation committee below include any appointed delegee or third party administrator as well. The compensation committee will have the discretion to set the terms of each offering in accordance with the provisions of the Plan, to designate any subsidiaries of our company to participate in the Plan, to make all determinations regarding the Plan, including eligibility, and to otherwise administer the Plan.

Number of Authorized Shares

A total of 800,000 shares of common stock have been reserved under the Plan, subject to adjustment in the event of any significant change in our capitalization, such as a stock split, a combination or exchange of shares, or a stock dividend or other distribution.

Eligibility and Participation

Unless otherwise determined by the compensation committee, our employees and the employees of our designated subsidiaries are eligible to participate in the Plan, other than employees (i) employed for less than six (6) months, or (ii) whose customary employment is less than 20 hours per week or less than five months in any calendar year. The compensation committee may also provide with respect to any offering that employees will not be eligible to participate in the offering if they are “highly compensated employees” within the meaning of Section 414(q) of the Code. As of March 19, 2019, 1,958 employees, including five executive officers, would have been eligible to participate in the Plan. In addition, an employee may not be granted rights to purchase stock under the Plan if the employee would:

•	immediately after any grant of purchase rights, own stock possessing five percent or more of the total combined voting power or value of all classes of our capital stock; or

•	hold rights to purchase stock under all of our employee stock purchase plans that would accrue at a rate that exceeds $25,000 worth of stock for each calendar year.

Offering Periods

The Plan will be implemented by consecutive offering periods. The first offering period will begin on a date to be determined by the compensation committee, with subsequent offering periods commencing on or about the beginning of each fiscal quarter thereafter. The compensation committee may change the duration, frequency, start date and end date of offering periods, provided that offering periods may not exceed 27 months.

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Payroll Deductions

Except as otherwise provided by the compensation committee, a maximum of 15% of a participant’s eligible “compensation” (as defined in the Plan) may be contributed by payroll deductions toward the purchase of shares during each offering period, provided that a participant may not purchase more than 3,000 shares of common stock during an offering period, subject to adjustment in the event of certain changes in our capitalization. A participant may elect to increase or decrease the rate of contributions during any offering period by properly completing a new Enrollment Form (as defined in the Plan) at least 30 days before the purchase date for that offering period or by other procedures prescribed by the compensation committee. Payroll deductions are held by us and do not accrue interest for the benefit of a participant.

Exercise of Purchase Rights

Amounts deducted and accumulated by the participant are used to purchase whole shares of our common stock at the end of each offering period. Amounts remaining for any fractional share that cannot be purchased are carried forward to the next offering period (if the participant has not withdrawn from participation). The purchase price of the shares will be 85% (or such higher percentage determined by the compensation committee) of the fair market value of common stock on the last trading day of the offering period. On March 19, 2019, the record date for the annual meeting of stockholders, the closing sales price of common stock as reported on the NASDAQ Global Select Market under the symbol STRL was $13.14 per share. The compensation committee may require that shares purchased under the Plan be held in an ESPP Share Account (as defined in the Plan) with a broker designated by the compensation committee for a certain period of time following the purchase date.

Withdrawals

Under procedures established by the compensation committee, a participant may withdraw from the Plan during an offering period at least 30 days before the purchase date, and his or her accumulated payroll deductions that have not been used to purchase shares of common stock will be paid to the participant. If a participant withdraws from an offering, no payroll deductions will be made for any subsequent offering period unless the participant re-enrolls.

Termination or Change of Employment Status

If a participant ceases to be an eligible employee more than 30 days prior to a purchase date, all accumulated payroll deductions for the participant will be discontinued and any amounts credited to the participant’s account will be promptly refunded, without interest. If a participant ceases to be an eligible employee within 30 days of the purchase date, the accumulated payroll deductions shall be used to purchase shares on such purchase date, and any accumulated payroll deductions remaining will be refunded, without interest.

Transferability

Purchase rights granted under the Plan are not transferable by a participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant.

Amendment and Termination

The compensation committee in its discretion may amend, suspend or terminate the Plan at any time. Unless sooner terminated, the Plan will terminate at the earlier of the time that all of the shares reserved under the Plan have been issued under the terms of the Plan and March 6, 2029, the tenth anniversary of the date the board approved the Plan, subject to obtaining stockholder approval. The Plan also includes provisions related to the impact on the Plan in case of a dissolution of our company or certain other corporate transactions.

Benefits

Benefits to be received by participants under the Plan, including our executive officers, are not currently determinable because participation in the Plan is voluntary and the benefits are subject to the market price of common stock at future dates.

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Federal Income Tax Consequences

The following is a general, brief summary of the principal federal income tax consequences of certain awards and transactions under the Plan. The following summary is based upon an interpretation of current federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not describe state, local or foreign tax consequences, nor does it describe the consequences to any particular participant.

It is our intention that the Plan will qualify as an employee stock purchase plan under Section 423 of the Code. The provisions of the Plan, accordingly, will be construed so as to extend and limit participation in a manner consistent with the requirements of that Section 423 of the Code. We believe the following federal income consequences normally will apply with respect to the Plan.

The payroll deductions withheld from a participant’s pay under the Plan will be taxable income to the participant and must be included in the participant’s gross income for federal income tax purposes in the year which such amounts otherwise would have been received.

A participant will not be required to recognize any income for federal income tax purposes either at the time the participant is granted an option (which will be on the first day of the offering period) or by virtue of the exercise of the option (which will take place on the last day of such offering period). The federal income tax consequences of a sale or disposition of shares acquired under the Plan depend in part on the length of time the shares are held by a participant before such sale or disposition. If a participant sells or otherwise disposes of shares acquired under the Plan (other than any transfer resulting from death) within two years after the first day of the applicable offering period or one year after the shares are acquired, which we refer to as the Holding Period, the participant must recognize ordinary compensation income in the year of such disposition in an amount equal to the excess of (a) the fair market value of the shares on the date they were acquired over (b) the price paid for the shares by the participant. The amount of “ordinary” compensation income recognized by the participant will be added to the participant’s basis in the shares for purposes of determining any additional gain or loss realized on the sale of the shares. Any such additional gain or loss will be taxed as long-term or short-term capital gain or loss, depending on how long the participant held the shares.

If a participant sells shares acquired under the Plan after the Holding Period or if the participant dies, the participant or the participant’s estate must include as ordinary compensation income in the year of sale (or the taxable year ending upon death) an amount equal to the lesser of (a) the excess of the fair market value of the shares on the first day of the offering period over the purchase price (determined as if the option had been exercised on the first day of the offering period) and (b) the excess of the fair market value of the shares at the time of sale of the shares or on the date of death over the price paid for the shares by the participant. Except in the case of a transfer as a result of death, the amount of ordinary income recognized by the participant will be added to the participant’s basis in such shares. Any gain realized upon the sale in excess of such basis will be taxed as a long-term capital gain. Any loss realized will be treated as long-term capital loss.

We will not receive any income tax deduction as a result of issuing shares pursuant to the Plan, except to the extent that a participant is required to include as ordinary income amounts arising upon the sale or disposition of the shares as discussed above.

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Equity Compensation Plan Information

The following table presents information as of December 31, 2018, regarding our incentive compensation plan under which common stock may be issued to employees and non-employees as compensation.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a) (1)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c) (2)
Equity compensation plans approved by security holders	1,168,520	(1)	n/a	957,392

Equity compensation plans not approved by security holders	n/a		n/a	n/a

Total	1,168,520	(1)	n/a	957,392

(1)

In addition, as of December 31, 2018, there were 147,139 unvested shares of restricted stock, which represent issued shares and are thus not included in table above. The shares represented in column (a) represent unvested RSU and PSUs. These awards are not reflected in column (b) as they do not have an exercise price.

(2)

Represents shares remaining available for future issuance under the 2018 Stock Incentive Plan, all of which could be issued pursuant to awards of stock options, restricted stock, or “other stock-based compensation.”

Vote Required to Adopt the 2019 Employee Stock Purchase Plan

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or by proxy and entitled to vote on the proposal. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of the Board of Directors

✔	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THE 2019 EMPLOYEE STOCK PURCHASE PLAN.

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Certain Transactions

All transactions between the Company (including its subsidiaries) and a director, executive officer, nominee for election as a director or stockholder and any of their affiliates or immediate family members that involve more than $100,000 must be reviewed and approved in advance and reviewed periodically by the audit committee to ensure, among other considerations, that such transactions are in compliance with Delaware law and are on terms that are no less favorable to the Company (including its subsidiaries) than could be obtained from unrelated third parties.

Wadsworth Family

Mr. Wadsworth is the executive vice president and chief operating officer of the Company. Mr. Wadsworth and some of his immediate family members are part owners of the following companies.

Name (Relationship)	W&S LLC	W&S II, LLC	W&S III, LLC
Con L. Wadsworth	32.45%	24.38%	31.80%
Kip L. Wadsworth (brother)	32.45%	24.38%	36.40%
Tod L. Wadsworth (brother)	32.45%	24.38%	31.80%
Nic L. Wadsworth (brother)	—	24.38%	—
Ralph L. Wadsworth (father)	1.325%	1.24%	—
Peggy Wadsworth (mother)	1.325%	1.24%	—

Each of these companies had a business relationship with Ralph L. Wadsworth Construction Company, LLC (“RLW”), a subsidiary of the Company, in 2018.

•

Wadsworth & Sons II (“W&S II, LLC”). RLW is the general contractor on four projects totaling $6.9 million, the largest being a $6.2 million project designated as Exchange Building “F” in Draper, Utah, which is owned by W&S II, LLC.

•

W&S II, LLC & Wadsworth Corporate Center Building A, LLC (“WCC”). RLW leased its primary office space from W&S II, LLC through WCC, an entity owned and managed by W&S II, LLC, at an annual rent of $475,331. This lease expires in 2022.

•	Wadsworth Dannon Way, LLC (“WDW”) which is part of Wadsworth & Sons LLC and Wadsworth & Sons III, LLC (“W&S III, LLC”). In 2018, RLW leased:

o	a facility for RLW’s equipment maintenance shop from WDW at an annual rent of $292,215. This lease expires in 2022.

The transactions described above have been reviewed and approved by the audit committee. The audit committee reviews quarterly, approves and oversees any transaction between the Company and any related party and discusses with management the business rationale for the transaction or transactions and the appropriateness of any disclosure related thereto.

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Questions and Answers about the Proxy Materials, Annual Meeting and Voting

Why am I receiving these proxy materials?

Our board of directors is soliciting your proxy to vote at our 2019 annual meeting of stockholders because you owned shares of our common stock at the close of business on March 19, 2019, the record date for the annual meeting, and, therefore, are entitled to vote at the annual meeting. You do not need to attend the annual meeting in person to vote your shares of our common stock. This proxy statement, along with the 2018 annual report, have been made available to stockholders on or about March 26, 2019. We have made these materials available to you on the internet This proxy statement summarizes the information that you need to know in order to cast your vote at the annual meeting or submit your proxy and voting instructions prior to the annual meeting.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the SEC, we are permitted to furnish proxy materials, including this proxy statement and our 2018 annual report, to stockholders by providing access to these documents on the internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless requested. Instead, the notice of internet availability provides instructions on how to access and review the proxy materials on the internet. The notice also provides instructions on how to submit your proxy and voting instructions via the internet. If you would like to receive a printed or email copy of our proxy materials, please follow the instructions for requesting the materials in the notice.

When and where will the annual meeting be held?

The annual meeting will be held at 8:30 a.m., local time, on Wednesday, May 8, 2019, at our headquarters located at 1800 Hughes Landing Boulevard—Suite 250, The Woodlands, Texas 77380. You can obtain directions to the annual meeting by contacting our corporate secretary at (281) 214-0800.

What should I bring if I plan to attend the annual meeting in person?

If you plan to attend the annual meeting in person, please bring proper identification and, if your shares of our common stock are held in “street name,” meaning a bank, broker, trustee or other nominee is the stockholder of record of your shares, please bring acceptable proof of ownership, which is either an account statement or a letter from your bank, broker, trustee or other nominee confirming that you beneficially owned shares of Sterling Construction Company, Inc. common stock on the record date.

Who is soliciting my proxy?

Our board of directors, on behalf of the Company, is soliciting your proxy to vote your shares of our common stock on all matters scheduled to come before the 2019 annual meeting of stockholders, whether or not you attend in person. By completing, signing, dating and returning the proxy card or voting instruction form, or by submitting your proxy and voting instructions via the internet, you are authorizing the proxy holders to vote your shares of our common stock at the annual meeting as you have instructed (or in their best judgement as provided below).

On what matters will I be voting? How does the board recommend that I cast my vote?

At the annual meeting, you will be asked to (1) elect the eight director nominees; (2) approve, on an advisory basis, the compensation of our named executive officers; (3) ratify the appointment of our independent registered public accounting firm; (4) adopt the 2019 Employee Stock Purchase Plan; and (5) consider any other matter that properly comes before the annual meeting.

Our board recommends that you vote:

Item	Description	Board Vote Recommendation	Page
1	Election of eight director nominees	FOR each nominee	14
2	Advisory vote to approve the compensation of our	FOR	37

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	named executive officers
3	Ratification of the appointment of Grant Thornton LLP As our independent registered public accounting firm for 2019	FOR	40
4	Adoption of the 2019 Employee Stock Purchase Plan	FOR	41

We do not expect any matters to be presented for action at the annual meeting other than the matters described in this proxy statement. However, by signing, dating and returning a proxy card or submitting your proxy and voting instructions via the internet, you will give to the persons named as proxies discretionary voting authority with respect to any matter that may properly come before the annual meeting. The proxies will vote on any such matter in accordance with their best judgment.

How many votes may I cast?

You may cast one vote for every share of our common stock that you owned on March 19, 2019, the record date for the annual meeting.

How many shares of common stock are eligible to be voted?

As of March 19, 2019, we had 26,423,827 shares of common stock outstanding. Each share of common stock outstanding as of the record date for the annual meeting will entitle the holder thereof to one vote.

How many shares of common stock must be present to hold the annual meeting?

Under Delaware law and our bylaws, a majority of the shares our common stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting. The inspector of election will determine whether a quorum is present at the annual meeting. Stockholders of record who are present at the annual meeting in person or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder of record abstains from voting on any or all of the proposals. If you are a beneficial owner (as defined below) of shares of our common stock, even if you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, if your bank, broker, trustee or other nominee submits a proxy as the record holder with respect to your shares on a matter with respect to which discretionary voting is permitted, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists.

How do I vote?

Stockholders of Record

If your shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are the stockholder of record of those shares and these proxy materials have been made available to you by us. You may submit your proxy and voting instructions via the internet or mail as further described below. Your proxy, whether submitted via the internet or mail, authorizes each of Milton L. Scott, the chairman of the board of directors, Ronald A. Ballschmiede, our chief financial officer, and Richard E. Chandler, Jr., our general counsel and secretary to act as your proxies at the annual meeting and at any adjournment of the meeting, each with the power to appoint his substitute, and to represent and vote your shares of our common stock as you directed, if applicable.

•	Submit Your Proxy and Voting Instructions via the Internet at: http://www.astproxyportal.com/ast/04770/

∎	Use the internet to submit your proxy and voting instructions 24 hours a day, seven days a week until 11:59 p.m., Central Time, on May 7, 2019.

∎	Please have your proxy card available and follow the instructions on the proxy card.

•	Submit Your Proxy and Voting Instructions by Mail

∎	Obtain a printed copy of the proxy card in the manner described in the notice of internet availability.

∎	Complete, date and sign your proxy card and return it in the postage-paid envelope provided.

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If you submit your proxy and voting instructions via the internet, you do not need to mail a proxy card. The proxies will vote your shares of our common stock at the annual meeting as instructed by the latest dated proxy received from you, whether submitted via the internet or mail. You may also vote in person at the annual meeting.

For a discussion of the treatment of a properly signed and dated proxy card without voting instructions on any or all of the proposals, please see the question below titled “What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

Beneficial Owners

If your shares of our common stock are held in a stock brokerage account by a bank, broker, trustee or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares of our common stock via the internet or telephone, if the bank, broker, trustee or other nominee offers these options or by completing, signing, dating and returning a voting instruction form provided. Your bank, broker, trustee or other nominee will send you instructions on how to submit your voting instructions for your shares of our common stock.

What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?

If you are a stockholder of record and you properly complete, sign, date and return a proxy card or voting instruction form, your shares of our common stock will be voted as you specify. If you are a stockholder of record and you sign, date and return a proxy card but make no specifications on your proxy card, your shares of our common stock will be voted in accordance with the recommendations of our board of directors, as provided above.

If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Under applicable rules, if you do not provide voting instructions to your bank, broker, trustee or other nominee in advance of the meeting, your bank, broker, trustee or other nominee will have discretionary authority to vote on “routine” proposals. When a proposal is not routine (e.g., the election of directors, related to executive compensation or any other significant matter), your bank, broker, trustee or other nominee will not be able to vote on the proposal without receiving voting instructions from you. Under applicable rules, the proposal relating to the ratification of the appointment of our independent registered public accounting firm is the only routine proposal being presented at the meeting. Thus, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares may be voted by the record holder only with respect to the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2019.

As noted above, the proposals relating to the election of directors, the compensation of our named executive officers, and the adoption of the 2019 Employee Stock Purchase Plan are not routine proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to these proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares.

What vote is required, and how will my votes be counted, to elect the director nominees and to approve each of the other proposals discussed in this proxy statement?

Proposal	Voting Options	Board Voting Recommendation	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes

Election of eight director nominees (Item 1, page 14)	For, against or abstain for each nominee	FOR each nominee	Majority of the votes cast*	No effect	No effect

Advisory vote to approve the compensation of our named executive officers	For, against	FOR	Affirmative vote of a majority of the	Treated as	No effect

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(Item 2, page 37)	or abstain		shares of common stock present in person or by proxy and entitled to vote on the proposal	vote against

Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2019 (Item 3, page 40)	For, against or abstain	FOR	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal	Treated as vote against	N/A

Adoption of the 2019 Employee Stock Purchase Plan (Item 4, page 41)	For, against or abstain	FOR	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal	Treated as vote against	No effect

* In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the votes cast. If a nominee for director does not receive a majority of votes cast, he or she shall promptly tender his or her resignation to the board. In contested elections (where the number of nominees exceeds the number of directors to be elected), our directors are elected by a plurality of shares of our common stock voted.

Can I revoke or change my voting instructions after I deliver my proxy?

Yes. Your proxy can be revoked or changed at any time before it is used to vote your shares of our common stock if you: (1) provide notice in writing to our corporate secretary before the annual meeting; (2) timely provide to us another proxy with a later date; or (3) are present at the annual meeting and either vote in person or notify the corporate secretary in writing at the annual meeting of your wish to revoke your proxy. Your attendance alone at the annual meeting will not be enough to revoke your proxy.

How will we solicit proxies and who pays for soliciting proxies?

We pay all expenses incurred in connection with this solicitation of proxies to vote at the annual meeting. We will also request banks, brokers, trustees and other nominees holding shares of our common stock beneficially owned by others to send this proxy statement and the 2018 annual report to, and obtain voting instructions from, the beneficial owners and will reimburse such stockholders of record for their reasonable expenses in so doing. Solicitation of proxies by notice of internet availability may be supplemented by telephone, email, facsimile transmission, other electronic means, and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Could other matters be considered and voted upon at the annual meeting?

Our board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. However, if any other matter does properly come before the annual meeting, each of the proxy holders will vote any shares of our common stock, for which he holds a proxy to vote at the annual meeting, in his discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares.

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2020 Stockholder Proposals

If you want us to consider including a proposal in next year’s proxy statement, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, you must deliver it in writing to: c⁄o Corporate Secretary, Sterling Construction Company, Inc., 1800 Hughes Landing Blvd. — Suite 250, The Woodlands, Texas 77380 by November 27, 2019.

If you want to present a proposal at the next annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary, at the above address, by February 8, 2020, in accordance with the specific procedural requirements in our bylaws. If the date of next year’s annual meeting is moved to a date more than 30 days before or 90 days after the anniversary of this year’s annual meeting, the proposal must be received no later than 90 days prior to the date of the 2020 annual meeting or 10 days following the public announcement of the date of the 2020 annual meeting. If you would like a copy of these procedures, please contact our corporate secretary as provided above. Failure to comply with the procedures and deadlines in our bylaws may preclude the presentation of your proposal at our 2020 annual meeting. If a stockholder does not provide such notice timely, proxies solicited on behalf of our board of directors for the next annual meeting will confer discretionary authority to vote with respect to any such matter.

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Annex A – 2019 Employee Stock Purchase Plan

Sterling Construction Company, Inc.

2019 Employee Stock Purchase Plan

1.          Purpose. The Sterling Construction Company, Inc. 2019 Employee Stock Purchase Plan is intended to provide employees of the Company and its Participating Subsidiaries with an opportunity to become shareholders of the Company through the purchase of shares of Common Stock. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code, and the Plan shall be interpreted in a manner that is consistent with that intent.

2.          Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Change in Control” has the same meaning set forth in the Company’s 2018 Stock Incentive Plan, as may be hereafter amended from time to time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Committee” means the Compensation and Talent Development Committee of the Board.

“Common Stock” means shares of the common stock, par value $.01 per share, of the Company.

“Company” means Sterling Construction Company, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

“Compensation” means all of each Eligible Employee’s regular or base salary or wages (excluding overtime and commissions) paid to such Eligible Employee by the Company or a Subsidiary. Compensation shall not include annual bonus payments, incentive payments, stock option payments or other income in connection with equity-based awards, severance pay, payments under short-term and long-term disability plans, allowances or reimbursements such as car allowances, per diem payments, relocation expenses or any other forms of compensation other than base salary or wages. Compensation shall include only that compensation which is actually paid to the Eligible Employee during the calendar year. Notwithstanding the foregoing, Compensation shall include any amount which is contributed by the Company pursuant to a salary reduction agreement and which is not includable in the gross income of the Eligible Employee under Code Sections 125, 132(f) (4), 402(e)(3), 402(h), 403(b) or 451. The Committee will have discretion to determine the application of this definition under the Plan.

“Designated Broker” means the financial services firm or other agent designated by the Company to maintain ESPP Share Accounts on behalf of Participants who have purchased shares of Common Stock under the Plan.

“Effective Date” means the date as of which this Plan is adopted by the Board, subject to the Plan obtaining shareholder approval in accordance with Section 20.10 hereof.

“Employee” means any person who renders services to the Company or a Subsidiary as an employee pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship in the United States shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to re-employment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

“Eligible Employee” means, unless otherwise determined by the Committee in a manner that is consistent with Section 423 of the Code, an Employee of the Company or a Participating Subsidiary, excluding any Employee (i) who is

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employed for less than six (6) months (or such other period of time as the Committee may determine in is discretion, which in no event may exceed two (2) years) prior to enrollment in the ESPP, (ii) whose customary employment is less than twenty (20) hours per week, or (iii) whose customary employment is for not more than five (5) months per calendar year. Notwithstanding the foregoing, the Committee may exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” of the Company or a Participating Subsidiary (within the meaning of Section 414(q) of the Code) or a sub-set of such highly compensated employees.

“Enrollment Form” means an agreement pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering Period.

“ESPP Share Account” means an account into which Common Stock purchased with accumulated payroll deductions at the end of an Offering Period are held on behalf of a Participant.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Fair Market Value” means, as of any date, including for purposes of this Plan any Purchase Date, unless otherwise required by applicable law, the closing price of Common Stock as reported on NASDAQ. Notwithstanding the foregoing, if at the Purchase Date or any other applicable date, the Common Stock is not then listed on a national securities exchange, “Fair Market Value” shall mean, (i) if the shares of Common Stock are then traded in an over-the-counter market, the average of the bid and ask price for shares of Common Stock in such over-the-counter market on such date, and (ii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, or the value of such shares is not otherwise determinable, such value as determined by the Committee in its sole discretion.

“Offering Date” means the first Trading Day of each Offering Period.

“Offering or Offering Period” means a period of three months beginning each January 1st, April 1st, July 1st and October 1st of each year following commencement of the Plan; provided, that, pursuant to Section 5, the Committee may change the duration of future Offering Periods (subject to a maximum Offering Period of twenty-seven (27) months) and/or the start and end dates of future Offering Periods.

“Officer” means an “officer” of the Company as such term is defined in Rule 16a-1(f) under the Exchange Act.

“Participant” means an Eligible Employee who is actively participating in the Plan.

“Participating Subsidiaries” means the Subsidiaries that have been designated as eligible to participate in the Plan, and such other Subsidiaries that may be designated by the Committee from time to time in its sole discretion.

“Plan” means the Sterling Construction Company, Inc. 2019 Employee Stock Purchase Plan, as set forth herein, and as amended from time to time.

“Purchase Date” means the last Trading Day of each Offering Period.

“Purchase Price” means, unless otherwise provided by the Committee, an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Purchase Date; provided, that, the Purchase Price per share of Common Stock will in no event be less than 85% of the Fair Market Value of a share of Common Stock on the Purchase Date.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

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“Trading Day” means any day on which the stock exchange upon which the Common Stock is listed is open for trading or, if the Common Stock is not listed on an established stock exchange or national market system, a business day.

3.	Administration.

3.1        Authority. The Plan shall be administered by the Committee, which shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan’s administration and take any other actions necessary or desirable for the administration of the Plan including, without limitation, (a) determining when and how rights to purchase Common Stock will be granted and the terms of each Offering (which need not be identical); (b) designating from time to time which Subsidiaries will be Participating Subsidiaries, which designation may be made without the approval of the Company’s stockholders, and adopting sub-plans applicable to particular Participating Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code; (c) changing the duration, frequency, and start and end dates of Offering Periods, and (d) making all determinations it deems advisable for the administration of the Plan or any sub-plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The decisions of the Committee shall be final and binding on all persons. All expenses of administering the Plan shall be borne by the Company.

3.2        Delegation of Authority. To the extent permitted by applicable law, the Committee may from time to time delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee, one or more of the Company’s officers or management team, or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of this Plan, reference to the “Committee” will be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 3.2.

3.3        Indemnification. The Company agrees to indemnify and to defend to the fullest extent permitted by law the members of the Board, including members of the Committee, and any officer(s) or employee(s) to whom the Committee has delegated its authority under the Plan pursuant to Section 3.2 (including any such individual who formerly served as such a delegee) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

4.	Eligibility.

4.1        General. Any individual who is an Eligible Employee as of the first day of an Offering Period shall be eligible to participate in such Offering Period, subject to the requirements of Section 423 of the Code.

4.2        Limits on Participation. Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan if:

(a)        immediately after the grant of the option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary, or

(b)        such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 (or such other amount as the Committee may determine in its discretion, which amount may in no event exceed $25,000) of the Fair Market Value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time.

5.            Offering Periods. The Plan shall be implemented by a series of Offering Periods. The first Offering Period shall commence on a date to be determined by the Committee, with subsequent Offering Periods commencing on or about the beginning of each fiscal quarter thereafter.

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6.	Participation.

6.1        Enrollment; Payroll Deductions. An Eligible Employee may elect to participate in the Plan by properly completing an Enrollment Form and submitting it to the Company, in accordance with the enrollment procedures and deadlines established by the Committee. Such Enrollment Form may be an electronic document completed by the Eligible Employee or generated by the Eligible Employee via participation in an interactive voice response system. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, the Eligible Employee authorizes payroll deductions from his or her pay check in an amount equal to at least two percent (2%), but not more than fifteen percent (15%) (only in whole percentages) of his or her Compensation on each pay day occurring during an Offering Period. A Participant may not make any additional contributions to his or her Plan notional account. Payroll deductions shall commence on the first payroll date following the Offering Date and end on the last payroll date on or before the Purchase Date. The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account.

6.2        Election Changes. During an Offering Period, a Participant may elect to decrease or increase his or her rate of payroll deductions applicable to such Offering Period only once. To make such a change, the Participant must submit a new Enrollment Form authorizing the new rate of payroll deductions, which Enrollment Form must be submitted at least thirty (30) days prior to the Purchase Date. Any such election to increase or decrease payroll deductions will be effective as soon as reasonably practicable after the Company’s receipt of the new Enrollment Form. A Participant may decrease or increase his or her rate of payroll deductions for any future Offering Period by submitting a new Enrollment Form authorizing the new rate of payroll deductions during the enrollment period established pursuant to Section 6.1 for that Offering Period.

6.3        Automatic Re-enrollment. The deduction rate selected in the Enrollment Form shall remain in effect for subsequent Offering Periods unless the Participant (a) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 6.2, (b) withdraws from the Plan in accordance with Section 10, or (c) terminates employment or otherwise ceases to be an Eligible Employee in accordance with Section 11.

6.4        Automatic Decrease. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 4 above, a Participant’s payroll deductions will be decreased to zero percent (0%). Payroll deductions will recommence at the rate provided in such Participant’s Enrollment Form when permitted under Section 423(b)(8) of the Code and Section 4 unless the Participant sooner withdraws from the Plan in accordance with Section 10 or terminates employment or otherwise ceases to be an Eligible Employee in accordance with Section 11.

7.            Grant of Option. On each Offering Date, each Participant in the applicable Offering Period shall be granted an option to purchase, on the Purchase Date, a number of shares of Common Stock determined by dividing the Participant’s accumulated payroll deductions by the applicable Purchase Price, subject to the terms and conditions of this Plan. Notwithstanding the above, in no event shall any Participant purchase more than 3,000 shares of Common Stock during an Offering Period.

8.            Exercise of Option/Purchase of Shares. A Participant’s option to purchase shares of Common Stock will be exercised automatically on the Purchase Date of each Offering Period, subject to the terms and conditions of this Plan. The Participant’s accumulated payroll deductions will be used to purchase the maximum number of whole shares that can be purchased with the amounts in the Participant’s notional account. No fractional shares may be purchased under the Plan. Any cash in lieu of fractional shares remaining after the purchase of whole shares upon exercise of the option will be credited to a Participant’s notional account and carried forward and applied toward the purchase of whole shares for the next following Offering Period, subject to earlier withdrawal by the Participant in accordance with Section 10 or termination of employment or cessation as an Eligible Employee in accordance with Section 11. Shares issued pursuant to the Plan may be evidenced in such manner as the Company may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

9.            Transfer of Shares. The Company will arrange for the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her option as soon as reasonably practicable. The shares of Common Stock shall be deposited directly into an ESPP Share Account established in the name of the Participant with a Designated Broker and the Committee may require that the shares be retained with such Designated Broker for a specified period of time. Participants will not have any voting, dividend or other rights of a shareholder with respect to the

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shares of Common Stock subject to any option granted hereunder until such shares have been delivered pursuant to this Section 9.

10.	Withdrawal.

10.1      Withdrawal Procedure. A Participant may withdraw from an Offering by submitting a revised Enrollment Form indicating his or her election to withdraw more than thirty (30) days prior to the Purchase Date. All (but not less than all) of the accumulated payroll deductions held on behalf of a Participant in his or her notional account (that have not been used to purchase shares of Common Stock) shall be paid to the Participant as soon as administratively practicable following receipt of the Participant’s Enrollment Form indicating his or her election to withdraw, and the Participant’s option shall be automatically terminated. If a Participant submits a revised Enrollment Form indicating his or her election to withdraw within the thirty (30) day period prior to the Purchase Date, the accumulated payroll deductions shall be used to purchase shares on such Purchase Date, the Participant’s participation in the Plan shall thereafter be automatically terminated, and any payroll deductions remaining in the Participant’s notional account shall be returned to the Participant as soon as administratively practicable following such Purchase Date. If a Participant withdraws from an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 6.1 of the Plan.

10.2      Effect on Succeeding Offering Periods. A Participant’s election to withdraw from an Offering Period will not have any effect upon his or her eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws subject to eligibility and compliance with Section 6.1 and other requirements set forth in this Plan.

11.          Termination of Employment; Change in Employment Status. Upon termination of a Participant’s employment for any reason, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, which in either case occurs more than thirty (30) days prior to the Purchase Date, the Participant will be deemed to have withdrawn from the Plan, the Participant’s option shall be automatically terminated, and the payroll deductions in the Participant’s notional account (that have not been used to purchase shares of Common Stock) shall be returned to the Participant, or in the case of the Participant’s death, to any person(s) entitled to such amounts under Section 17, as soon as administratively practicable following such termination or change in status . If the Participant’s termination of employment or change in status occurs within the thirty (30) days prior to a Purchase Date, the accumulated payroll deductions shall be used to purchase shares on such Purchase Date, the Participant’s participation in the Plan shall thereafter be automatically terminated, and any payroll deductions remaining in the Participant’s notional account shall be returned to the Participant, or in the case of the Participant’s death, to any person(s) entitled to such amounts under Section 17, as soon as administratively practicable following such Purchase Date.

12.          Interest. No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.

13.	Shares Reserved for Plan.

13.1        Number of Shares. A total of 800,000 shares of Common Stock have been reserved as authorized for the grant of options under the Plan. The shares of Common Stock may be newly issued shares, treasury shares or shares acquired on the open market.

13.2      Over-subscribed Offerings. The number of shares of Common Stock that a Participant may purchase in an Offering under the Plan may be reduced if the Offering is over-subscribed. No option granted under the Plan shall permit a Participant to purchase shares of Common Stock which, if added together with the total number of shares of Common Stock purchased by all other Participants in such Offering would exceed the total number of shares of Common Stock remaining available under the Plan. If the Committee determines that, on a particular Purchase Date, the number of shares of Common Stock with respect to which options are to be exercised exceeds the number of shares of Common Stock then available under the Plan, the Company shall make an allocation of the shares of Common Stock remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable.

14.          Transferability. No payroll deductions credited to a Participant, nor any rights with respect to the exercise of an option or any rights to receive Common Stock hereunder may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 17 hereof) by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.

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15.        Application of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be required to segregate such payroll deductions.

16.        Statements. Participants will be provided with statements at least annually and shall have electronic access to account information, including the Participant’s payroll deduction amounts under the Plan, the Purchase Price of any shares of Common Stock purchased with accumulated funds, the number of shares of Common Stock purchased, and any payroll deduction amounts remaining in the Participant’s notional account.

17.        Designation of Beneficiary. A Participant may file, on a form supplied by the Designated Broker, a written designation of beneficiary who, in the event of such Participant’s death, is to receive, as applicable (i) any shares of Common Stock and cash in respect of any fractional shares of Common Stock, if any, from the Participant’s ESPP Share Account under the Plan and (ii) in the event of the Participant’s death more than thirty (30) days prior to the Purchase Date of an Offering Period, any cash withheld through payroll deductions and credited to the Participant’s notional account.

18.        Adjustments Upon Changes in Capitalization; Dissolution or Liquidation; Change of Control.

18.1      Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the Company’s structure affecting the Common Stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of shares and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each outstanding option under the Plan, and the numerical limits of Section 7 and Section 13.

18.2      Dissolution or Liquidation. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Purchase Date on which the Offering Period will end. The new Purchase Date will occur before the date of the dissolution or liquidation. The Committee shall notify each Participant in writing, prior to the new Purchase Date, that the Purchase Date for the Participant’s option has been changed to the new Purchase Date and that the Participant’s option shall be exercised automatically on the new Purchase Date, unless prior to such date the Participant has withdrawn from an Offering then in progress or the Plan as provided in Section 10.

18.3      Change in Control. In the event of a Change in Control, any Offering then in progress shall be shortened by setting a new Purchase Date specified before the date of the Change in Control, unless the Committee shall, in its sole discretion, provide for the assumption or substitution of outstanding options in a manner complying with Section 424(a) of the Code. The Company shall notify each Participant in writing, prior to any new Purchase Date, that the Purchase Date for the Participant’s option has been changed to the new Purchase Date and that the Participant’s option shall be exercised automatically on the new Purchase Date, unless prior to such date the Participant has withdrawn from an Offering then in progress or the Plan as provided in Section 10.

19.        General Provisions.

19.1      Equal Rights and Privileges. In accordance with Section 423 of the Code, all Eligible Employees who are granted options under the Plan shall have the same rights and privileges.

19.2      No Right to Continued Service. Neither the Plan nor any compensation paid hereunder shall be deemed to constitute a contract of employment between the Company and the Participant nor confer on any Participant the right to continue as an Employee or in any other capacity.

19.3      Rights as Shareholder. A Participant will become a shareholder with respect to the shares of Common Stock that are purchased pursuant to options granted under the Plan when the shares are transferred to the Participant’s ESPP Share Account. A Participant will have no rights as a shareholder with respect to shares of Common Stock for which an election to participate in an Offering Period has been made until such Participant becomes a shareholder as provided in Section 9 above.

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19.4      Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.

19.5      Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

19.6      Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Common Stock shall not be issued with respect to an option granted under the Plan unless the exercise of such option and the issuance and delivery of the shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the shares may then be listed.

19.7      Term of Plan. The Plan shall become effective on the Effective Date and, unless terminated earlier pursuant to Section 20.8, shall have a term of ten (10) years.

19.8      Amendment or Termination.

(a)        The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time and for any reason. If the Plan is terminated, the Committee may elect to terminate all outstanding Offering Periods either immediately or once shares of Common Stock have been purchased on the next Purchase Date (which may, in the discretion of the Committee, be accelerated) or permit Offering Periods to expire in accordance with their terms (and subject to any adjustment in accordance with Section 18). If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase shares of Common Stock will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable.

(b)        An amendment to the Plan must be approved by stockholders within twelve (12) months of being adopted by the Board if such amendment would increase the number of shares reserved for issuance under Section 13.1 above (other than any increase under Section 18.1) or if the amendment involves any change that would be considered the adoption of a new plan under Section 423 of the Code and Treas. Reg. Sect. 1.423-2(c)(4).

19.9      Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

19.10      Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.

19.11      Section 423. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423 of the Code.

19.12      Withholding. To the extent required by applicable Federal, state or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan.

19.13      Tax Qualification. Although the Company may endeavor to (a) qualify an option for specific tax treatment under the laws of the U.S. or (b) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything contrary in the Plan.

19.14      Notification Upon Sale of Shares. Each Participant who is a U.S. taxpayer agrees, by enrolling in the Plan, to give the Company prompt notice of any disposition of shares of Common Stock purchased under the Plan where such disposition occurs within two (2) years after the date of grant of the option pursuant to which such shares were purchased.

19.15      Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

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19.16    Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

19.17    Data Privacy. By participating in the Plan, each Participant agrees to the collection, processing, use and transfer of personal information by the Participating Subsidiary that employs the Participant, the Company and its designees in order to administer the Plan.

19.18    Insider Trading. All transfers or other dispositions of Common Stock and elections under the Plan shall be executed by Participants in accordance with the Company’s insider trading policy.

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0

STERLING CONSTRUCTION COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS MAY 8, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received a Notice of the Annual Meeting of Stockholders of Sterling Construction Company, Inc. (the Company) to be held on Wednesday, May 8, 2019 at 8:30 a.m., local time, at the Company’s headquarters located at 1800 Hughes Landing Blvd., Suite 250, The Woodlands, Texas (the Annual Meeting) and revoking all prior proxies, hereby appoint(s) Milton L. Scott, Chairman of the Board of Directors, Ronald A. Ballschmiede, Chief Financial Officer, and Richard E. Chandler, Jr., General Counsel and Secretary, and each of them (with full power of substitution) as proxies of the undersigned to attend the Annual Meeting and any adjourned sessions thereof to vote and act upon the matters listed on the reverse side of this proxy card in respect of all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess, if personally present.

Attendance of the undersigned at the Annual Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates at the Annual Meeting the intention of the undersigned to vote said shares in person. If the undersigned holds any shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every one of those capacities as well as individually.

(Continued and to be signed on the reverse side)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF STERLING CONSTRUCTION COMPANY, INC. May 8, 2019 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement, proxy card and 2018 Annual Report are available at http://www.astproxyportal.com/ast/04770/ Please sign, date and return your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00003333333333300000 2 050819 THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1; AND FOR EACH OF PROPOSALS 2, 3, AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to the election of directors or proposals 2, 3, or 4, specified above, this proxy will be voted FOR the election of each director; and FOR proposals 2 through 4. All proposals are made by the Board of Directors. None of the matters to be voted on are conditioned on, or related to, the approval of any other matter. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, YOU NEED ONLY SIGN, DATE AND RETURN THIS PROXY. YOU DO NOT NEED TO MARK ANY BOXES. 1. Election of Directors: Nominees FOR AGAINST ABSTAIN Roger A. Cregg Joseph A. Cutillo Marian M. Davenport Raymond F. Messer Dana C. O’Brien Charles R. Patton Milton L. Scott Thomas M. White 2. To approve, on an advisory basis, the compensation of our named executive officers; 3. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2019; 4. To adopt the 2019 Employee Stock Purchase Plan; and 5. To transact such other business as may properly come before the annual meeting. To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Election of three Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name(s) appear on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Note: Please sign exactly as your name(s) appear on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

STERLING CONSTRUCTION COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS MAY 8, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received a Notice of the Annual Meeting of Stockholders of Sterling Construction Company, Inc. (the Company) to be held on Wednesday, May 8, 2019 at 8:30 a.m., local time, at the Company’s headquarters located at 1800 Hughes Landing Blvd., Suite 250, The Woodlands, Texas (the Annual Meeting) and revoking all prior proxies, hereby appoint(s) Milton L. Scott, Chairman of the Board of Directors, Ronald A. Ballschmiede, Chief Financial Officer, and Richard E. Chandler, Jr., General Counsel and Secretary, and each of them (with full power of substitution) as proxies of the undersigned to attend the Annual Meeting and any adjourned sessions thereof to vote and act upon the matters listed on the reverse side of this proxy card in respect of all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess, if personally present.

Attendance of the undersigned at the Annual Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates at the Annual Meeting the intention of the undersigned to vote said shares in person. If the undersigned holds any shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every one of those capacities as well as individually.

(Continued and to be signed on the reverse side)

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF STERLING CONSTRUCTION COMPANY, INC. May 8, 2019 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code to the right with your smartphone. Have your proxy card available when you access the web page. Submit voting instructions and proxy online until 11:59 PM Central Time the day before the meeting. MAIL - Sign, date and return your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. Please bring proper identification. If you plan to attend the annual meeting in person, you can obtain directions to our headquarters located at 1800 Hughes Landing Boulevard, Suite 250, The Woodlands, Texas by contacting our corporate secretary at (281) 214-0800. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement, proxy card and 2018 Annual Report are available at http://www.astproxyportal.com/ast/04770/ Please detach along perforated line and mail in the envelope provided IF you are not submitting voting instructions and proxy via the Internet. 00003333333333300000 2 050819 THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1; AND FOR EACH OF PROPOSALS 2, 3, AND 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to the election of directors or proposals 2, 3, or 4, specified above, this proxy will be voted FOR the election of each director; and FOR proposals 2 through 4. All proposals are made by the Board of Directors. None of the matters to be voted on are conditioned on, or related to, the approval of any other matter. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, YOU NEED ONLY SIGN, DATE AND RETURN THIS PROXY. YOU DO NOT NEED TO MARK ANY BOXES. 1. Election of Directors: Nominees FOR AGAINST ABSTAIN Roger A. Cregg Joseph A. Cutillo Marian M. Davenport Raymond F. Messer Dana C. O’Brien Charles R. Patton Milton L. Scott Thomas M. White 2. To approve, on an advisory basis, the compensation of our named executive officers; 3. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2019; 4. To adopt the 2019 Employee Stock Purchase Plan; and 5. To transact such other business as may properly come before the annual meeting. To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name(s) appear on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.